UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SUPERCLICK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.0006 par value, of Superclick, Inc.

	(2)	Aggregate number of securities to which transaction applies:

58,387,241 shares of Superclick, Inc. Common Stock (consisting of 45,959,870 shares of Common Stock outstanding on October 25, 2011, and 12,427,381 shares of Common Stock issuable pursuant to in-the-money options).

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$0.268 per share of Common Stock (the price per share negotiated in the transaction). See (4) below.

	(4)	Proposed maximum aggregate value of transaction:

$15,021,443.27 (equal to the sum of (A) 45,959,870 shares of Common Stock and (B) the aggregate value of in-the-money options to purchase 12,427,381 shares of Common Stock determined by taking the difference between $0.268 and the exercise price per share of each of the in-the-money options).

	(5)	Total fee paid:

$1,721.46

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PROXY STATEMENT
Dated November 29, 2011
SPECIAL MEETING OF SHAREHOLDERS

MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Superclick, Inc. (“Superclick” or the “Company”), to be held at the Hyatt Regency Montreal, located at 1255 Jeanne-Mance, Montreal, Quebec H5B 1E5 on Wednesday, January 18, 2012 at 10:00 a.m. local time.

As we previously announced, on September 23, 2011, Superclick entered into an Agreement and Plan of Merger (the “merger agreement”) with AT&T Corp. (“AT&T” or “Parent”) and SC Acquisition Co., a wholly owned subsidiary of AT&T (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Superclick, upon the terms and conditions of the merger agreement, with Superclick surviving as a wholly owned subsidiary of AT&T.  If the merger is completed, you will be entitled to receive $0.268 in cash, without interest, for each share of Superclick common stock you own as of the time the merger becomes effective. The Superclick board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable to, fair to and in the best interests of Superclick shareholders.

Our board of directors is soliciting your vote to amend Superclick’s Articles of Incorporation to clarify the number of votes necessary to approve certain corporate actions, including the merger. Superclick’s board of directors unanimously recommends that you vote “FOR” the proposal to adopt and approve the amendment to the Company’s Articles of Incorporation.

An affirmative vote of the holders of a majority of the shares of our common stock outstanding as of close of business on November 25, 2011, the record date of the special meeting, is required to approve the merger agreement. The Superclick board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

The Securities and Exchange Commission recently adopted rules that require us to seek a non-binding advisory vote with respect to certain payments that will or may be made to Superclick’s executive officers in connection with the merger. Accordingly, at the special meeting, you will also be asked to consider and vote upon a proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that certain executive officers of Superclick will or may receive in connection with the merger. For purposes of this proposal, “golden parachute” compensation is any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the proposed merger pursuant to the arrangements entered into with Superclick. If a quorum is present, the affirmative vote of the majority of the shares represented at the special meeting, and entitled to vote on the proposal, and actually voting, on the proposal, is required to approve this proposal. The Superclick board of directors unanimously recommends that you vote “FOR” the proposal to approve, on a non-binding advisory basis, the “golden parachute” compensation that will or may be received by certain executive officers of Superclick in connection with the merger.

Your vote is important, regardless of the number of shares of Superclick common stock you own. Whether or not you plan to attend the special meeting, please complete, sign, date and return, as promptly as possible, the enclosed Proxy Card to us. If you fail to vote your shares or abstain from voting, it will have the same effect as a vote “AGAINST” the proposals to approve the amendment to the Company’s Articles of Incorporation and the merger agreement.  A failure to vote or an abstention will have no effect on the proposal regarding “golden parachute” compensation. If you attend the special meeting, you may vote in person even if you previously returned your Proxy.

If your shares of common stock are held in “street name” by your broker, bank or other nominee, your broker, bank or other nominee will be unable to vote your shares of Superclick common stock without instructions from you. You should instruct your broker, bank or other nominee how to vote your shares of Superclick common stock in accordance with the instructions provided by your broker, bank or other nominee. The failure to instruct your broker, bank or other nominee to vote your shares of Superclick common stock “FOR” the proposals to approve the amendment to the Company’s Articles of Incorporation and the merger agreement will have the same effect as a vote “AGAINST” the proposals to approve the amendment to the Company’s Articles of Incorporation and the merger agreement.

The accompanying proxy statement contains information about the merger, Superclick, the special meeting, the merger agreement and the plan of merger. You are encouraged to read carefully the accompanying proxy statement in its entirety.

Our board of directors and management appreciate your support of Superclick and we hope you will support this transaction.

Sincerely,

/s/ Todd M. Pitcher

Todd M. Pitcher
Chairman and Secretary

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

The proxy statement is dated November 29, 2011 and, together with the accompanying proxy card, is first being mailed to Superclick shareholders on or about November 30, 2011.

PROXY STATEMENT
Dated November 29, 2011
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held January 18, 2012

Dear Shareholder:

Notice is hereby given that a special meeting of shareholders of Superclick, Inc. (“Superclick” or “Company”), a Washington corporation, will be held on Wednesday, January 18, 2012, at 10:00 a.m. Local Time, at the Hyatt Regency Montreal, located at 1255 Jeanne-Mance, Montreal, Quebec H5B 1E5.

At the special meeting, you will be asked to:

1.	Approve an amendment to the Company’s Articles of Incorporation;

2.
Approve the Agreement and Plan of Merger, dated as of September 23, 2011 (the “merger agreement”), by and among AT&T Corp., a New York corporation (“AT&T” or “Parent”), SC Acquisition Co., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Superclick;

3.
Consider and vote to approve, solely on a non-binding, advisory basis, “golden parachute” compensation that certain executive officers of Superclick will or may receive in connection with the merger under their existing agreements with Superclick; and

4.	Consider and vote on any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

The foregoing items of business are more completely described in the proxy statement accompanying this notice. The Superclick board of directors recommends that Superclick shareholders vote “FOR” these proposals.

Your vote is important. An affirmative vote of the holders of the majority of shares of our common stock outstanding on the close of business on the record date for the special meeting is required to approve the amendment to the Company’s Articles of Incorporation and the merger agreement.  Pursuant to voting agreements, certain shareholders, including our Chief Executive Officer, Chief Financial Officer and certain directors (collectively, the “Voting Shareholders”) have agreed to vote their shares representing approximately 9.7% of the Superclick common stock outstanding, as of the record date, in favor of the proposal to adopt and approve the merger agreement.

Only shareholders who hold shares of Superclick common stock at the close of business on Tuesday, November 25, 2011 will be entitled to vote at the special meeting or any adjournments or postponements thereof. A list of shareholders entitled to vote at the special meeting will be available in Superclick’s’ office located at 10222 St. Michel, Montreal, Quebec H1H 5H1, during regular business hours for a period not less than ten days before the special meeting, as well as at the place of the special meeting during the special meeting.

For the security of everyone attending the special meeting, a shareholder must present photo identification to be admitted to the special meeting. Whether or not you plan to attend the special meeting in person, please vote in advance by marking, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope. If your shares are held in “street name” by a broker, bank or other nominee and you wish to vote at the meeting, you must instruct your broker, banker or other nominee how to vote your shares of Superclick common stock in accordance with the instructions provided by your broker, bank or other nominee.

By Order of the Board of Directors,

Todd M. Pitcher
November 29, 2011	Chairman and Secretary

The Merger Agreement	47
The Merger	47
Effective Time	48
Merger Consideration	48
Dissenting Shares	48
Treatment of Superclick Stock Options	48
Payment and Exchange Procedures	49
Representations and Warranties	50
Conduct of Superclick’s Business Pending the Merger	52
Obligation to Call Special Meeting and Recommend the Merger Agreement	55
Proxy Statement	55
Restrictions on Solicitation of Third Party Acquisition Proposals	56
Agreement to Use Reasonable Best Efforts and Take Further Action	57
Employee Benefit Plans	58
Directors and Officers Indemnification and Insurance	59
Other Covenants and Agreements	59
Conditions to the Merger	60
Termination	61
Termination Fees and Expenses	62
Amendment and Waiver	63
Voting Agreement	63
Agreement to Vote and Irrevocable Proxy	63
Transfer Restrictions	64
“No Shop” Obligations	65
Termination	65
Litigation	66
Certain Material U.S. Federal Income Tax Consequences	66
Rights of Shareholders to Dissent	68
Advisory Vote on Golden Parachute (Proposal Three)	73
Adjournment of The Special Meeting (Proposal Four)	75
Shareholder Proposals	76
Other Matters	76
Where You Can Find More Information	76

Annex A: Agreement and Plan of Merger
Annex B: Proposed Amendment to the Articles of Incorporation
Annex C: Voting Agreement
Annex D: Executive Retention, Non-Competition and Non-Solicitation Agreement
Annex E: Opinion of Vantage Point Advisors
Annex F: Washington Business Corporations Act, RCW 23B.13

v

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The documents to which we refer in this proxy statement, contain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  These Forward-Looking Statements include, among other things, statements concerning whether the merger with Parent will close, whether conditions of the merger will be satisfied, the effect of the merger on our business and operating results and other statements qualified by words that just “expect,” “anticipate,” “intend,” “believe,” “estimate,” “should,” and similar words indicating future events.  These Forward-Looking Statements are based upon our current expectations, assumptions, estimates and projections and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in these Forward-Looking statements, including among other things:

•	the failure of the merger to be completed;

•	the time at which the merger is completed;

•	the failure to obtain approval and adoption of the merger agreement by our shareholders;

•	the failure to satisfy the other conditions to the merger;

•	the diversion of our management’s attention from ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of costs, fees and expenses and changes related to the merger.

These statements made in this proxy statement represent our views as of the date of this proxy statement, and should not be assumed that the statements made herein remain accurate as of any future date.  Except to the extent required by applicable law or regulation, we undertake no duty to any person to update the statements made in this proxy statement under any circumstances.

For additional information about factors that could cause actual results to differ materially from those described in the Forward-Looking Statements, please see the reports that Superclick has filed with the Securities and Exchange Commission (the “SEC”) under “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Superclick special meeting of shareholders and the proposed merger. These questions and answers may not address all questions that may be important to you as a Superclick shareholder. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire proxy statement, including the annexes and the documents to which we refer in this proxy statement.  See “Where You Can Find More Information.”

Unless otherwise indicated or required by the context, in this proxy statement, all references to “AT&T” refer to AT&T Corp.; all references to “Merger Sub” refer to SC Acquisition Co., a subsidiary of AT&T; all references to “Superclick” or “Company” refer to Superclick, Inc. and its subsidiaries; all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of September 23, 2011, by and among Superclick, AT&T and Merger Sub, a copy of which is attached as Annex A to this proxy statement, as it may be amended from time to time; all references to the “merger” refer to the merger contemplated by the merger agreement; all references to the “record date” refers to November 25, 2011; all references to the “Voting Shareholders” refer to Sandro Natale, Paul Gulyas, George Vesnaver, Ronald Fon, Enrico Demarin and Jean Perrotti, who together own approximately 9.7% of the outstanding shares of Superclick common stock.

Q: Why am I receiving this document?

A: Superclick and AT&T have agreed to a merger between Superclick and Merger Sub, pursuant to which Superclick will become a wholly owned subsidiary of AT&T and will cease to be a publicly held corporation. Our board of directors is providing this proxy statement to give you information for use in determining how to vote in connection with the special meeting of shareholders. In order for the companies to complete the merger, the holders of a majority of the outstanding shares of Superclick common stock must vote to adopt the merger agreement. Superclick is holding a special meeting of shareholders solely to obtain such shareholder approval.

This document is being delivered to you as a proxy statement of Superclick by which the Superclick board of directors is soliciting proxies from you to vote on the amendment to the Company’s Articles of Incorporation and the adoption of the merger agreement, and on an advisory non-binding basis for compensation arrangements for certain of Superclick’s executive officers in connection with the merger at the special meeting or at any adjournment or postponement of the special meeting.

Q: What is the proposed transaction for which I am being asked to vote?

A: You are being asked to vote on the following proposals:

•	to approve the amendment to the Company’s Articles of Incorporation;

•	to approve the merger agreement among Superclick, AT&T and Merger Sub, and the related plan of merger;

•
to approve, solely on a non-binding, advisory basis, “golden parachute” compensation that certain executive officers of Superclick will or may receive in connection with the merger under their existing agreements with Superclick; and

•
to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the amendment to the Company’s Articles of Incorporation and the merger agreement at the time of the special meeting.

Q: If the merger is completed, what will I receive for my shares of Superclick stock?

A: Upon completion of the merger, each share of Superclick common stock that is issued and outstanding will be cancelled and converted into the right to receive $0.268 in cash (the “Merger Consideration”).  See “The Merger Agreement – Merger Consideration” and “The Merger Agreement – Treatment of Superclick Stock Options.”

Q: How did you determine the Merger Consideration to be paid to holders of Superclick stock?

A: The Merger Consideration was determined as a result of arm’s length negotiations between Superclick and Superclick’s board of directors, on the one hand, and the management of AT&T, on the other hand.

Q: What will happen to Superclick as a result of the merger?

A: The merger will be accomplished through a merger of Merger Sub, with and into Superclick, with Superclick surviving the merger as a wholly owned subsidiary of AT&T. As a result of the merger, Superclick’s common stock will be cancelled and will no longer be publicly traded on the Over-the-Counter Bulletin Board.

Q: Why did the Superclick board of directors approve the merger agreement and the transactions contemplated by the merger agreement, including the merger?

A: To review the Superclick board of directors’ reasons for recommending and approving the merger agreement and the transactions contemplated by the merger agreement, see “The Merger – Reasons for the Merger – Superclick’s Reasons for the Merger.”

Q: How does the Superclick board of directors recommend that I vote?

A: After careful consideration, our board of directors unanimously recommends that you vote “FOR” the proposal to approve the amendment to our Articles of Incorporation.  The Superclick board of directors unanimously recommends that you vote your shares “FOR” the proposal to approve the merger agreement, “FOR the proposal to approve the “golden parachute” compensation that certain executive officers of Superclick will or may receive in connection with the merger under their existing agreements with Superclick, and “FOR” the proposal to adjourn the special meeting, if determined necessary and appropriate by Superclick to facilitate the approval of the merger agreement, including the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting.

Q: Is the approval of shareholders necessary to adopt the merger agreement?

A: Approval of the merger agreement requires approval of the holders of a majority of the outstanding shares of Superclick common stock, voting together as a single class. On September 23, 2011, each of Sandro Natale, Paul Gulyas, George Vesnaver, Ronald Fon, Enrico Demarin and Jean Perrotti (collectively, the “Voting Shareholders”), who together owned approximately 9.7% of the outstanding shares of Superclick common stock as of November 25, 2011, the record date established for the special meeting, entered into a voting agreement with the Company and  AT&T.  Under the voting agreements, the Voting Shareholders agreed to vote all of their shares of Superclick common stock in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement at any meeting of, or in connection with any proposed action by written consent of, Superclick shareholders at or in connection with which any of Superclick shareholders vote or execute consent with respect to the approval and adoption of the merger agreement or the transactions contemplated by the merger agreement. To secure their duties under the voting agreements, each of the Voting Shareholders irrevocably appointed an officer of AT & T as such Voting Shareholder’s proxy and attorney-in –fact, with full power of substitution and re-substitution to vote or execute consents, with respect to the shares of Superclick common stock owned by such Voting Shareholder. A voting agreement will terminate upon the earliest to occur of: (1) the closing of the merger, (2) any amendment to the merger agreement to decrease the merger consideration or otherwise alter the merger agreement in a manner  adverse to the Voting Shareholder in any material respect that has not been approved by such Voting Shareholder and (3) the termination of the merger agreement in accordance with its terms. A copy of the form of voting agreement is attached to this proxy statement as Annex C. These shareholders’ votes are not sufficient under Washington law to adopt the merger agreement.  See “Voting Agreement.”

Q: When and where will the special meeting be held?

A: The special meeting is scheduled to be held on January 18, 2012, at 10:00 a.m. EST located at Hyatt Regency Montreal, located at 1255 Jeanne-Mance.

Q: Who is entitled to vote at the special meeting?

A: The Superclick board of directors has fixed November 25, 2011 as the record date for the special meeting. If you were a Superclick shareholder as of the close of business on the record date, you are entitled to vote your Superclick shares at the special meeting.

Q: How many votes do I have?

A: You are entitled to one vote at the special meeting for each share of Superclick common stock that you owned as of the record date.  As of the close of business on the record date, there were 45,959,870 outstanding shares of Superclick common stock.

Q: What constitutes a quorum?

A: Shareholders who hold at least a majority of the outstanding shares of Superclick common stock as of the close of business on the record date must be present, either in person or represented by proxy, in order to constitute a quorum to conduct business at the special meeting.

Q: What is the difference between holding shares as a shareholder of record or in “street name”?

A: If your shares are registered directly in your name with Superclick’s transfer agent, First American Stock Transfer, you are considered, with respect to those shares, the “shareholder of record.” If you are a shareholder of record, this proxy statement and the enclosed proxy card have been sent directly to you by Superclick.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.”  This proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record.  As the beneficial owner of shares held in street name, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card provided to your broker, bank or other nominee with this proxy statement. If you do not provide instructions on how to vote your shares to your broker, bank or other nominee, your shares will not be voted at the special meeting.  This will have the same effect as a vote “AGAINST” the amendment to the Articles of Incorporation and the merger agreement.

Q: How do I vote my shares at the special meeting?

A: If you are entitled to vote at the special meeting and you hold your shares in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, in order to ensure your vote is counted if you are not able to attend the special meeting, Superclick encourages you to submit a proxy before the special meeting, even if you plan to attend the special meeting. If you are a shareholder of record, you may submit a proxy for your shares by completing signing and dating the enclosed proxy card and mailing it in the pre-paid envelope included with these proxy materials. If your shares are held by a broker, bank or other nominee, you may direct your broker, bank or other nominee to provide you with these materials.

Q: If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A: No. If your shares are held in an account at a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares by following the instructions that the broker, bank or other nominee provides to you with these materials.

Brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement.  The broker may still register your shares as being present a the special meeting for purposes of determining a quorum but without your specific authorization, your shares will not be voted in favor of the adoption of the merger agreement or on any other matters over which brokers lack discretionary authority.  This is called a broker non-vote.  A broker non-vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

If you hold shares through a broker, bank or other nominee and wish to vote your shares in person at the special meeting you must obtain a proxy from your broker, bank or other nominee and present it to the inspector of elections with your ballot when you vote at the special meeting.

Q: How will my proxy be voted?

A: If you vote by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.  If you are a shareholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicated that you wish to abstain, your shares will be voted “IN FAVOR” of the adoption of the merger agreement.

Q:  What vote is needed to approve and adopt the amendment to the Articles of Incorporation of Superclick and the merger agreement?

A:  The affirmative vote of a majority of the outstanding shares of our common stock is required to approve and adopt the amendment to the Articles of Incorporation and the merger agreement.

Q: Why is Superclick asking that it shareholders approve, under an advisory non-binding basis, compensation arrangements for certain Superclick executive officers?

A: Rules recently adopted by the SEC require that Superclick provides its shareholders with the opportunity to vote to approve, on an advisory non-binding basis, the compensation arrangements between Superclick and certain executive officers that are based on or that otherwise relate to the merger.  The approval of these compensation arrangements is not a condition to completion of the merger and the vote with respect to this proposal is advisory only.  Accordingly, the vote will not be binding on Superclick or its board of directors.

Q: What vote is needed to approve the advisory non-binding proposal relating to certain merger related executive compensation arrangements for certain of Superclick executive officers?

A: The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting, and entitled to vote on the proposal, and actually voting on the proposal, is required to approve the advisory non-binding proposal related to the certain merger related executive compensation arrangements.

Q: Can I attend the special meeting?

A: All Superclick shareholders as of the close of business on the record date may attend the special meeting by showing photo identification and signing in at the special meeting. If you are a shareholder of record (i.e., your shares are held in your name), you must list your name exactly as it appears on your stock ownership records from First American Stock Transfer. If you hold shares through a broker, bank or other nominee, you must also provide a copy of your latest bank or broker statement showing your ownership as of the close of business on the record date.

Q: Can I change my vote after I have submitted a proxy or voting instruction card?

A: Yes. If you are a shareholder of record you can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•	You can send a signed notice of revocation to the Corporate Secretary of Superclick;
•	You can submit a revised proxy bearing a later date; or

•
You can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy no later than the beginning of the special meeting. If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contracting your broker, bank or other nominee. You may also vote in person at the special meeting if you obtain a proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot when you vote at the special meeting.

Q: Will the Merger Consideration I receive in the merger increase if the results of operations of Superclick improve or if the market price of Superclick common stock increases?

A: No. The Merger Consideration payable for each share of Superclick common stock at closing is fixed at $0.268 in cash, without interest, and the payment received at closing will not change regardless of the results of operations of Superclick or the price of publicly traded common stock of Superclick.

Q: What happens if the merger is not completed?

A: If the merger is not adopted by Superclick shareholders or if the merger is not completed for any other reason, you will not receive any payment for your shares of Superclick common stock in connection with the merger.  Instead, Superclick will remain an independent public company and its common stock will continue to be traded on the Over-the-Counter Bulletin Board. If the merger agreement is terminated under specified circumstances, Superclick may be required to pay AT&T a Termination Fee of $500,000.  See “The Merger Agreement – Termination Fees and Expenses.”

Q: When is the merger expected to be completed?

A: Superclick is working hard to complete the merger as quickly as practicable.  A number of conditions must be satisfied before we can complete the merger, including the approval of the adoption of the merger agreement by Superclick shareholders. We anticipate that the merger will be completed by January 31, 2012.  However, we cannot predict the exact timing of the completion of the merger or guarantee that the merger will be completed. AT&T or Superclick may terminate the merger agreement if the merger has failed to occur nine (9) months from September 23, 2011 (the “Outside Date”) unless the failure to consummate the merger is a result of the negligence or willful failure or refusal to perform or observe in any material respect the covenants and agreements hereunder by the party seeking to terminate the merger agreement.  See “Merger Agreement — Conditions to the Merger” and “Merger Agreement — Termination.”

Q: Am I entitled to dissenters’ rights?

A:  Yes. Shareholders, who do not vote “FOR” the adoption of the merger agreement, follow certain procedural steps and who hold their shares through the completion of the merger will be entitled to seek dissenters’ rights under Washington law in connection with the merger so long as they take all the steps required to perfect their rights under Washington law. See “Rights of Shareholders to Dissent.”

Q: What are the material U.S. federal income tax consequences to the Superclick shareholders of the merger?

A:  The receipt by a U.S. holder of cash in exchange for shares of Superclick common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder of Superclick common stock generally will recognize capital gain or loss at the time of the merger equal to the difference, if any, between the amount of cash in exchange for such Superclick common stock; and the U.S. holder’s adjusted tax basis in such Superclick common stock.

Because individual circumstances may differ, we strongly recommend that you consult your own tax advisors to determine the specific tax consequences to you of the merger. See “Certain Material U.S. Federal Income Tax Consequences.”

Q:  Should I send my Superclick common stock certificates now?

A:  No. After the completion of the merger, you will be sent a letter of transmittal and detailed instructions for exchanging your Superclick common stock certificates and any uncertificated or book-entry shares for the Merger Consideration.

Q:  Where can I find more information about Superclick?

A:  Superclick files periodic reports and other information with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC, at www.sec.gov, and on Superclick’s website, at www.superclick.com. For a more detailed description of the information available, please see “Where You Can Find More Information.”

Q:  Who can help answer my questions?

A:  If you have additional questions about the merger after reading this proxy statement, or require assistance or need additional copies of this proxy statement, please contact:

Jean Perrotti, CFO
Superclick, Inc.
300-10222 St Michel, Montreal, Quebec
Canada H1H 5H1
Telephone Number (514) 847-0333

If you have questions regarding voting, you should contact the proxy solicitation agent Morrow & Co., LLC (“Morrow”), toll free at 1-800-607-0088.

SUMMARY

The following summary highlights only selected information, and is qualified in its entirety by other information contained elsewhere in this proxy statement and may not contain all the information that may be important to you. Accordingly, you are encouraged to read this proxy statement carefully and in its entirety, including its annexes. See “Where You Can Find More Information.”

Parties to the Merger Agreement

AT&T Corp.
208 S. Akard St.
Dallas, TX 75202

AT&T Corp., a corporation organized under the laws of New York, is a subsidiary of AT&T Inc., a holding company whose subsidiaries and affiliates operate in the communications services industry, providing wireless and wireline telecommunications services and equipment, directory advertising and other products and services.

SC Acquisition Co.
208 S. Akard St.
Dallas, TX 75202

SC Acquisition Co., a corporation organized under the laws of Delaware, which we refer to as Merger Sub, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement.  By operation of the merger, Merger Sub will be merged with and into Superclick, Merger Sub’s separate existence will cease and Superclick will become a wholly-owned subsidiary of AT&T.

Superclick, Inc.
300-10222 St Michel
Montreal, Quebec H1H 5H1

Superclick, Inc., a corporation organized under the laws of Washington, which we refer to as Superclick, which, through its wholly owned, Montreal-based subsidiary Superclick Networks, Inc., develops, manufactures, markets and supports the Superclick Internet Management System (SIMS), Monitoring and Management Application (MAMA) and Media Distribution System (MDS) in worldwide hospitality markets. Superclick Networks Inc. serves leading hospitality brands including Fairmont & Raffles Hotels, Four Seasons Hotels, Intercontinental Hotels Group, Jumeirah, Kimpton Hotels, Mandarin Oriental Hotels, Marriott Hotels International, Shangri-La Hotels and Starwood in North America, the Middle East and Asia. Superclick Networks is also partnering with IBM Global Services in the development of products and services designed to address strategic opportunities in key growth markets on a worldwide basis.

Superclick common stock trades on the Over-the-Counter Bulletin Board under the symbol “SPCK.”

Additional information about Superclick is contained in its filings with the SEC. See “Where You Can Find More Information.”

Opinion of Financial Advisor to Superclick

Vantage Point Advisors

On September 11, 2011, at a meeting of the Superclick board of directors held to evaluate the merger, Vantage Point Advisors (“Vantage Point”), provided to Superclick’s board of directors an oral opinion, confirming a draft written opinion reviewed by the board of directors at the meeting and which in turn was confirmed by delivery of a final written opinion received September 23, 2011 and signed and dated September 26, 2011 (all identical in substance and form to the draft written opinion provided on September 11, 2011) that, as of the date of the opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the merger consideration to be received in the merger by holders of Superclick common stock was fair, from a financial point of view, to such holders.

The full text of the written opinion of Vantage Point to the Superclick board of directors, received September 23, 2011 and signed and dated September 26, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this proxy statement.  Vantage Point provided its opinion to the Superclick board of directors for the benefit and use of the Superclick board of directors in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. Vantage Point’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the merger or any related matter.

Interests of Directors and Executive Officers of Superclick in the Merger

When reading this proxy statement, you should be aware that the executive officers and directors of Superclick may have interests in the merger that may be different from, or in addition to, the interests of other Superclick shareholders generally. These interests include, among other things, accelerated vesting of stock options, payment of stock options, change of control payments and in continuation of rights to indemnification and liability insurance.  Our board of directors was aware of and considered these interests when it approved the merger agreement and the merger.  As of the record date, directors and executive officers of Superclick and their affiliates have the right to vote approximately 5,044,453 shares of Superclick common stock or approximately 11.0% of the outstanding common stock at that date.

Treatment of Superclick Stock Options and Other Equity Awards

As of the record date, 12,427,381 options to purchase common stock of Superclick were outstanding, of which all were in the money.  At the effective time of the merger, each holder of an outstanding and unexercised, in the money option to purchase our common stock will be entitled to receive in exchange for the cancellation of such option an amount in cash equal to the product of (A) the difference between the per share price of $.268 to be paid with respect to our common stock in the merger and the applicable exercise price per share of such option and (B) the aggregate number of shares issuable upon exercise less any applicable tax withholdings.

The Merger

Description of the Merger

Under the merger agreement, Merger Sub will merge with and into Superclick, and Superclick will be the surviving corporation in the merger. As a result of the merger, Superclick will become a wholly-owned subsidiary of AT&T.  If Superclick shareholder approval is obtained and the other conditions to the merger are satisfied, Superclick anticipates that the merger will be completed by January 31, 2012.

Upon completion of the merger, each share of Superclick common stock outstanding immediately prior to the completion of the merger, other than those held by shareholders who properly demand and perfect dissenters’ rights and, shares held in the treasury of Superclick, will be cancelled and converted into the right to receive $0.268 in cash as the Merger Consideration.

After the merger is completed and subject to the terms and conditions of the merger agreement, you have the right to receive the Merger Consideration, but you will no longer have any rights as a shareholder of Superclick, including the right to institute a derivative lawsuit on behalf of the Company. In the case of shares of our common stock represented by certificates, you will receive your portion of the Merger Consideration as you are exchanging your stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after completion of the merger.  In the case of shares of our common stock held in book entry form, you will receive your portion of the Merger Consideration as you are exchanging your book-entry shares in accordance with the instructions contained in the letter of transmittal to be sent to you shortly after the merger.

Superclick’s Board of Directors’ Recommendation

Our board of directors has approved the (i) amendment to the Articles of Incorporation, (ii) the merger agreement and the merger, (iii) determined that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interest of Superclick and our shareholders; and (iv) directed that the merger be submitted for approval and adoption at the special meeting of our shareholders and recommends that our shareholders vote for approval and adoption of the amendment to the Articles of Incorporation and the merger agreement.

Key Terms of the Merger Agreement

General

The following is a summary of certain principal provisions of the merger agreement and is qualified in its entirety by both the more detailed description that appears later in this proxy statement and by the full text in the merger agreement contained in Annex A.

Conditions to the Merger

The merger agreement contains representations and warranties by Superclick and by Parent that are customary for agreements of this nature.  The merger agreement also contains customary covenants, including Superclick’s covenant to carry-on its business in all material respects in the same manner as done prior to the date of the merger agreement and to obtain AT&T’s consent before engaging in certain activities.  Before the merger can be completed, a number of conditions must be satisfied or waived (to the extent permitted under applicable law and the terms of the merger agreement).  For a complete listing of, and additional information on the conditions to the Merger, see “The Merger Agreement — Conditions to the Merger.”

Restrictions on Solicitation of Third Party Acquisition Proposals

Under the merger agreement, Superclick may not:

•	solicit, initiate or knowingly facilitate and encourage the submission of any acquisition proposal (as defined in the merger agreement);

•
enter into or participate in any discussions or negotiations with, provide any non-public information of Superclick or its subsidiaries or afford access to the business, properties, assets, books or records of the Company or its subsidiaries to or otherwise cooperate with or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make or has made an acquisition proposal;

•	make any adverse recommendation change (as defined in the merger agreement);

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Superclick;

•	approve any person as “an acquiring person” or such “person’s share acquisition” as provided in Section 23B.19.040 of the Act; or

•	enter into any agreement in principal, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar instrument relating to an acquisition proposal.

Even though we have agreed to the provisions described above relating to the non-solicitation of acquisition proposals, our board of directors may take and disclose to our shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 or 14e-2 promulgated under the Securities Exchange Act of 1934.  Furthermore, notwithstanding the foregoing restrictions, we or our board of directors may furnish non-public information to or enter into discussions or negotiations with any person in connection with an acquisition proposal by such person if:

•	such acquisition proposal was made after the date of the merger agreement;

•	the acquisition proposal was not solicited, initiated, knowingly encouraged or facilitated after the date of the merger agreement in breach of the prohibitions described above;

•
Superclick’s board of directors determines in good faith after consultation with its outside financial and legal advisors that such acquisition proposal is or is reasonably likely to lead to a superior proposal (as defined in the merger agreement);

•	such person executed a confidentiality agreement with terms no less favorable to Superclick than those contained in a confidentiality agreement entered into between Superclick and AT&T; and

•	Superclick has notified AT&T.

We have also agreed that we will promptly (and in any event within 24 hours) notify AT&T of any acquisition proposal, any written indication that a third party is considering making an acquisition proposal or any request for information relating to Superclick or its subsidiaries or for access to the business, property, assets, books or records of the Company or any of its subsidiaries by any third party that has indicated that it is considering making or has made an acquisition proposal.

Additionally, we have agreed with AT&T that our board of directors may not make an adverse recommendation change (as defined in the merger agreement) following receipt of an acquisition proposal unless the Superclick board of directors (i) has determined in good faith after consultation with its outside financial and legal advisors and by majority vote, that failure to take such action would be inconsistent with the fiduciary obligations to the Company’s shareholders under applicable law; (ii) our board of directors has notified AT&T in writing of such fiduciary determination, at least three (3) business days before taking such action and AT&T does not make within three (3) business days after its receipt of written notification, an offer that the Superclick board of directors determines, in good faith after consultation with its outside financial and legal advisors is more favorable to the Company’s shareholders as such acquisition proposal.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective date of the merger, whether before or after the merger agreement has been approved by the shareholders, if applicable:

•	by mutual written consent of AT&T, Merger Sub and Superclick;

•
by either AT&T or Superclick if the merger has not been consummated by the date that is nine (9) months after the date of the merger agreement unless the failure to consummate the merger is a result of the negligence or willful failure or refusal to perform or observe in any material respect the covenants and agreements contained in the merger agreement by the party seeking to terminate the merger agreement;

•
by either AT&T or Superclick if any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger or the other transactions shall become final and non-appealable; provided, that the party seeking to terminate the merger shall have used its best efforts to prevent the entry of and to remove such order;

•
by either AT&T or Superclick if upon a vote at special meeting, the Superclick shareholder approvals shall not have been obtained, unless the failure to obtain such shareholder approval is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement;

•
by AT&T if at any time prior to the effective date of the merger (i) the Superclick board of directors (or any applicable committee thereof) shall have effected an adverse recommendation change or (ii) Superclick shall have entered into, or publicly announced its intention to enter into, an acquisition proposal;

•
by AT&T if Superclick breaches or fails to perform in any respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 of the merger agreement , and (ii) is incapable of being cured or has not been cured by Superclick within sixty (60) calendar days after written notice of such breach or failure to perform has been given by AT&T to Superclick promptly upon discovery; provided, that AT&T shall not be entitled to terminate the merger agreement if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in the merger agreement such that the conditions set forth in Section 7.3 of the merger agreement shall not be satisfied;

•	by AT&T if Superclick breaches or fails to perform in any respect any of its covenants or other agreements contained in Section 6.4 of the merger agreement; or

•
by Superclick if AT&T or Merger Sub breach or fail to perform in any respect any of their respective representations, warranties covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3 of the merger agreement, and (ii) is incapable of being cured or has not been cured by AT&T within sixty (60) calendar days after written notice of such breach or failure to perform has been given by AT&T to Superclick promptly upon discovery; provided, that Superclick shall not be entitled to terminate the merger agreement if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in the merger agreement such that the conditions set forth in Section 7.2 of the merger agreement shall not be satisfied.

See “The Merger Agreement – Termination.”

Termination Fee Payable by Superclick

Superclick has agreed to pay AT&T a termination fee of $500,000 (“Termination Fee”) if the merger agreement is terminated under any of the following circumstances:

•	our board of directors shall have made an adverse recommendation change or the Company shall have entered into, or have publicly announced its intention to enter an acquisition proposal;

•
the Company breaches or fails to perform in any respect any of its representations and warranties in the merger agreement, which breach or failure to perform would give rise to the failure of a condition set forth in the agreement to close and such breach is incapable of being cured or has not been cured by the Company within sixty (60) calendar days after notice by AT&T to the Company; or

•	the Company breaches or fails to perform any of its covenants or other agreements with respect to its no solicitation obligations under the merger agreement.

If the merger agreement is terminated (solely with respect to the failure to obtain the Superclick shareholder approvals), and if within nine (9) months following such termination of the merger agreement, Superclick shall have entered into a definitive contract with respect to or recommended to the Superclick shareholders an acquisition proposal or an acquisition proposal shall have been consummated, then Superclick shall pay the Termination Fee to AT&T concurrently with the earlier of the consummation of such acquisition proposal or the execution of such contract, as applicable; provided, however, that for purposes of the merger agreement, in such case, each reference in the definition of acquisition proposal to ten percent (10%) shall be deemed to be forty percent (40%).

For additional information on termination fees, see “The Merger Agreement — Termination Fees and Expenses.”

Voting Agreement

The Voting Shareholders, who together own approximately 9.7% of the outstanding shares of Superclick common stock as of November 25, 2011, the record date established for the special meeting, each has entered into a voting agreement with Company and AT&T.. Under the voting agreements the Voting Shareholders agreed to vote all of their shares of Superclick common stock in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement at any meeting of, or in connection with any proposed action by written consent of, Superclick shareholders at or in connection with which any of Superclick shareholders vote or execute consent with respect to the approval and adoption of the merger agreement or the transactions contemplated by the merger agreement, Each of the Voting Shareholders also agreed to:

•	appear at each such meeting or otherwise cause the covered shares to be counted as present for purposes of calculating a quorum;

•
vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the covered shares (i) in favor of the adoption of the Amendment of the Articles of Incorporation, the merger agreement and the transactions and any other action reasonably requested by AT&T in furtherance thereof, submitted for the vote or written consent of shareholders; (ii) against any action or agreement submitted for the vote or written consent of shareholders that is in opposition to, or competitive or materially inconsistent with, the transactions or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Superclick contained in the merger agreement, or of the Voting Shareholder contained in the voting agreement; and (iii) against any acquisition proposal and against any other action, agreement or transaction submitted for the vote or written consent of shareholders that would likely be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the transactions or the performance by Superclick of its obligations under the merger agreement or by Voting Shareholder of its obligations under the voting agreement; and.

•
not enter into at any time while the voting agreement remains in effect, any voting agreement or voting trust with respect to the covered shares, not grant at any time while the voting agreement remains in effect, a proxy, consent or power of attorney with respect to the covered shares and not knowingly take any action that would make any representation or warranty of the Voting Shareholder untrue or incorrect or have the effect of preventing or disabling the Voting Shareholder from performing any of its obligations under the Voting Agreement.

In connection with the forgoing voting covenants and to secure their duties under the voting agreements, each of the Voting Shareholders irrevocably appointed an officer of AT & T as such Voting Shareholder’s proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or execute consents, with respect to the shares of Superclick common stock owned by such Voting Shareholder..  Additionally, the Voting shareholders agreed, among other things, not to transfer their shares of Superclick common stock, subject to certain exceptions, or to solicit any acquisition proposal. A  voting agreement will terminate upon the earliest to occur of:

•	The completion of the merger;
•
Any amendment  to the merger agreement to decrease  the merger consideration or otherwise alter the merger agreement in a manner  adverse to the Voting Shareholder in any material respect that has not been approved by such Voting  Shareholder; and

•	The termination of the merger agreement in accordance with its terms.

A copy of the form of voting agreement is attached to this proxy statement as Annex C. See “Voting Agreement.”

The vote of the Voting Shareholders is not sufficient under Washington law to adopt the merger agreement without the approval of any other shareholder of Superclick.

Executive Retention, Non-Competition and Non-Solicitation Agreement

Effective as of the closing, Sandro Natale and Jean Perrotti, will enter into an executive retention non-competition and non-solicitation agreement with AT&T (“Non-Competition Agreement”), pursuant to which Messrs. Natale and Perrotti will be generally prohibited for one year after completion of the merger from engaging in certain competitive activities, including (i) soliciting certain customers of Superclick or an AT&T Party, (ii) soliciting or recruiting Superclick or AT&T employees, or (iii) owning or controlling an interest in a competitive enterprise, without the prior written consent of AT&T.

Additionally, Messrs.. Natale and Perrotti, have also agreed not to use or disclose, except as required by law or as directed by Superclick or AT&T, confidential information that is owned or held by Superclick as of the completion of the merger.  The Non-Competition Agreement will become effective as of the completion of the merger, but will have no force or effect if the merger agreement is terminated prior to the completion of the merger or if the merger is otherwise not completed.

A copy of the Non-Competition Agreement is attached as Annex D to this proxy statement. See “The Merger — Employment Agreements with Executive Officers.”

The Special Meeting

The shareholders of Superclick will hold a special meeting at the Hyatt Regency Montreal, located at 1255 Jeanne-Mance, Montreal, Quebec H5B 1E5 on January 18, 2012, at 10:00 a.m. local time, unless the special meeting is adjourned or postponed. At the special meeting, Superclick shareholders will be asked to consider and vote on the following:

•	the amendment to the Company’s Articles of Incorporation;

•	the adoption and approval of the merger agreement;

•
the approval of, on a non-binding advisory basis, compensation that certain executive officers of Superclick will or may receive in connection with the merger under their existing agreements with Superclick; and

•	any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

Only shareholders listed on Superclick’s records at the close of business on November 25, 2011, the record date for the special meeting, are entitled to vote at the special meeting or any adjournments or postponements of the special meeting. As of the close of business on the record date, there were 45,959,870 shares of Superclick common stock outstanding and entitled to vote at the special meeting. See “Information about the Special Meeting” for more information on how to cast your vote at the special meeting.

The holders of a majority of the outstanding shares of our common stock must be present in person or represented by proxy at the special meeting for quorum to be present.  The proposal to approve and adopt the amendment of the Articles of Incorporation and the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.  The advisory non-binding proposal relating to certain merger related executive compensation arrangements for certain Superclick executive officers requires an affirmative vote of a majority of the shares of our common stock present and in person or represented by proxy at the special meeting, entitled to vote on the proposal, and actually voting on the proposal. Abstentions and broker non-votes will have the effect of a vote “AGAINST” the proposal to approve and adopt the amendment to the Articles of Incorporation and the merger agreement but will have no effect on the proposal to approve compensation to Superclick executive officers.

As of the record date, directors and executive officers of Superclick had the right to vote 5,044,543 shares of Superclick common stock, entitling them to collectively cast approximately 11% of the votes entitled to be cast at the special meeting.  As noted above, Sandro Natale, Paul Gulyas, George Vesnaver, Ronald Fon, Enrico Demarin and Jean Perrotti have agreed collectively to vote their shares of Superclick common stock in favor of the adoption of the merger agreement.

Regulatory Approvals

No regulatory approvals are required for the consummation of the merger agreement.

Dissenters’ Rights of Shareholders

Under Washington law, holders of Superclick common stock have the right to dissent from the merger, and will have the right to seek the fair value of their shares of Superclick common stock as determined by `Superclick, the shareholder or a Washington court if the merger is completed, but only if they comply with all applicable requirements of Washington law. This amount could be more than, the same as or less than the Merger Consideration. Among other requirements, any holder of Superclick common stock intending to exercise dissenters’ rights must not vote in favor of the merger and must submit a notice of intent to demand payment to Superclick before the vote on the merger at the special meeting. Your failure to strictly follow the procedures specified under Washington law will result in the loss of your dissenters’ rights. For a summary of the requirements for asserting and perfecting your dissenters’ rights, see “Rights of Shareholders to Dissent.”  The provisions of Washington law that address dissenters’ rights and govern the required procedures are attached as Annex F to this proxy statement. In the event of notices of intent to demand payment by holders of more than five percent (5%) of Superclick’s outstanding common stock for dissenters’ rights under Washington law, AT&T will not be obligated to close the transactions contemplated by the merger agreement.

Certain Material U.S. Federal Income Tax Consequences

The receipt by a U.S. holder of cash in exchange for shares of Superclick common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder of Superclick common stock generally will recognize capital gain or loss at the time of the merger equal to the difference, if any, between:

•	The amount of cash and the U.S. holder’s adjusted tax basis in such Superclick common stock.

Tax matters can be complicated. Superclick shareholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger.  See “Certain Material U.S. Federal Income Tax Consequences” for a more detailed discussion.

Market Price of Superclick Common Stock

Superclick common stock trades on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “SPCK.” The closing sale price of Superclick common stock on OTCBB on September 23, 2011, the last trading day prior to the announcement of the merger, was $0.24. On November 28, 2011, the last trading day before the date of this proxy statement, the closing sale price of Superclick common stock on the OTCBB was $0.26 per share.

The following table sets forth, for the respective periods of Superclick indicated, the high and low sale prices per share of Superclick common stock.

	High	Low	Dividend
Year-Ended October 31, 2012
First Quarter (through November 28, 2011)	$0.27	$0.26	$-
Year-Ended October 31, 2011
Fourth Quarter	$0.26	$0.17	$-
Third Quarter	$0.32	$0.13	$-
Second Quarter	$0.21	$0.13	$-
First Quarter	$0.22	$0.13	$-
Year Ended October 31, 2010
Fourth Quarter	$0.17	$0.08	$-
Third Quarter	$0.13	$0.11	$-
Second Quarter	$0.14	$0.11	$-
First Quarter	$0.15	$0.09	$-

The market prices of shares of Superclick common stock are subject to fluctuation. As a result, Superclick shareholders are urged to obtain current market quotations.

THE SPECIAL MEETING

This section contains information about the special meeting of Superclick shareholders, which we refer to as the special meeting that has been called to consider and act on the proposal to adopt the merger agreement.

Date, Time and Place of the Special Meeting

The shareholders of Superclick will hold a special meeting at the Hyatt Regency Montreal, located at 1255 Jeanne-Mance, Montreal, Quebec H5B 1E5 on January 18, 2012, at 10:00 a.m. local time, unless the special meeting is adjourned or postponed.

Purpose of the Special Meeting

At the special meeting we will ask holders of our common stock to approve and adopt an amendment to our Articles of Incorporation and the merger agreement.  Our board of directors has approved resolutions approving the merger agreement and the merger determining that the merger agreement and the terms and conditions of the merger are advisable, fair to and in the best interests of Superclick and our shareholders and directing that the merger and the merger agreement be submitted for approval and adoption at a special meeting of our shareholders.  Our board of directors recommends that our shareholders vote “FOR” the amendment to the Articles of Incorporation.  Our board of directors recommends that all of our shareholders vote “FOR” the approval and adoption of the merger agreement and that all of our shareholders vote “FOR” the advisory non-binding proposal regarding merger related executive compensation arrangements for certain of Superclick’s executive officers.

Record Date; Shares Entitled to Vote; Outstanding Shares

Only shareholders listed on Superclick’s records at the close of business on November 25, 2011, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting, or any adjournments or postponements of the special meeting. As of the close of business on the record date, there were 45,959,870 shares of Superclick common stock outstanding and entitled to vote at the special meeting.  Each holder of Superclick common stock is entitled to one vote for each share of Superclick common stock held as of the record date.

A complete list of Superclick shareholders entitled to vote at the special meeting will be available for inspection at the principal place of business of Superclick during regular business hours for a period of no less than ten days before the special meeting, as well as the place of the special meeting during the meeting.

Ownership of Shares

If your shares are registered directly in your name with Superclick’s transfer agent, First American Stock Transfer, you are considered, with respect to those shares, the “shareholder of record.” If you are a shareholder of record, this proxy statement and the enclosed proxy card have been sent directly to you by Superclick.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name.” This proxy statement has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner of shares held in street name, you have the right to direct your broker, bank or other nominee how to vote your shares by using the voting instruction card included in the mailing.

Quorum

In order to transact business at the special meeting, a quorum of Superclick shareholders must be present. A quorum will exist if holders of a majority of the outstanding shares of Superclick common stock as of the close of business on the record date are present in person, or represented by proxy, at the special meeting. The presence at the special meeting, either in person or by proxy, of the majority of shares entitled to vote will establish a quorum. If a quorum is not present, the special meeting may be adjourned to a later date.

Holders of shares of Superclick common stock present in person at the special meeting but not voting, and shares of Superclick common stock for which Superclick has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether a quorum is established.

Vote Required

Provided a quorum of shareholders is present in person or by proxy at the special meeting, in order to amend and adopt the Articles of Incorporation and the merger agreement, holders of a majority of the outstanding shares of Superclick common stock must cast a vote in favor of the proposals.  Because approval is based on the affirmative vote of a majority of the outstanding shares of Superclick common stock, a Superclick shareholder’s failure to submit a proxy card or to vote in person at the special meeting or an abstention from voting, or the failure of a Superclick shareholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee, will have the same effect as a vote “AGAINST” the adoption of the amendment to the Articles of Incorporation and the merger agreement.

The advisory non-binding proposal relating to merger related executive compensation arrangements for certain of Superclick’s executive officers requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting entitled to vote on the proposal, and actually voting on the proposal.  Accordingly, not voting at the special meeting will have no effect on the outcome of this proposal. The proposal to approve the compensation arrangements between Superclick and its named executive officers that are on or that otherwise relate to the merger is on an advisory non-binding basis.  Approval of these compensation arrangements is not a condition to the completion of the merger and the vote with respect to the proposal is advisory only.  Accordingly, the vote will not be binding on Superclick or its board of directors.

If there are not sufficient votes to adopt the merger agreement at the time of the special meeting, a majority of the votes present in person or by proxy (whether or not a quorum is present) may adjourn the meeting to another time and place in order to solicit additional proxies. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting. Shares not in attendance at the special meeting will have no effect on the outcome of any vote to adjourn the special meeting.

Recommendation of Superclick Board of Directors

Superclick`s board of directors has, on a unanimous basis determined that the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interest of, Superclick and its shareholders, adopted the merger agreement and declared advisable the merger.  Superclick’s board of directors unanimously recommends that Superclick shareholders vote “FOR” the proposal to adopt the merger agreement. See “The Merger — Reasons for the Merger.”

Superclick shareholders should carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the transactions contemplated by the merger agreement, including the merger.  In addition, Superclick shareholders are directed to the merger agreement, which is attached as Annex A to this proxy statement.

Voting by the Principal Shareholders

Each of the Voting Shareholders, who together own approximately 9.7% of the outstanding shares of Superclick common stock as of the record date, has entered into a voting agreement with AT&T and the Company. Under the voting agreements, the Voting Shareholders agreed to vote all of their shares of Superclick common stock in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement at any meeting of, or in connection with any proposed action by written consent of, Superclick shareholders  at or in connection with which any of Superclick shareholders vote or execute consent with respect to the approval and adoption of the merger agreement or the transactions contemplated by the merger agreement.

Each of the Voting Shareholders also agreed to:

•	appear at each such meeting or otherwise cause the covered shares to be counted as present for purposes of calculating a quorum;

•
vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the covered shares (i) in favor of the adoption of the Amendment of the Articles of Incorporation, the merger agreement and the transactions and any other action reasonably requested by AT&T in furtherance thereof, submitted for the vote or written consent of shareholders; (ii) against any action or agreement submitted for the vote or written consent of shareholders that is in opposition to, or competitive or materially inconsistent with, the transactions or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Superclick contained in the merger agreement, or of the Voting Shareholder contained in the voting agreement; and (iii) against any acquisition proposal and against any other action, agreement or transaction submitted for the vote or written consent of shareholders that would likely be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the transactions or the performance by Superclick of its obligations under the merger agreement or by Voting Shareholder of its obligations under the voting agreement; and.

•
not enter into at any time while the voting agreement remains in effect, any voting agreement or voting trust with respect to the covered shares,  not grant at any time while the voting agreement remains in effect, a proxy, consent or power of attorney with respect to the covered shares and  not knowingly take any action that would make any representation or warranty of the Voting Shareholder untrue or incorrect or have the effect of preventing or disabling the Voting Shareholder from performing any of its obligations under the Voting Agreement.

In connection with the foregoing voting covenants and to secure their duties under the voting agreement, each of the Voting Shareholders irrevocably appointed an officer of AT&T as such Voting Shareholder’s proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or execute consents, with respect to the shares of Superclick common stock owned by such Voting Shareholder. A voting agreement will terminate upon the earliest to occur of: (1) the completion of the merger, (2) any amendment to the merger agreement to decrease the merger consideration or otherwise alter the merger agreement in a manner adverse to the Voting Shareholder in any material respect that has not been approved by such Voting Shareholder and (3) the termination of the merger agreement in accordance with its terms. The Voting Shareholders’ votes are not sufficient under Washington law to adopt the merger agreement without the approval of any other shareholder of Superclick. See “Voting Agreement.”

Stock Ownership of, and Voting by, Superclick’s Directors and Executive Officers

As of the record date, directors and executive officers of Superclick had the right to vote 5,044,543 shares of Superclick common stock, entitling them to collectively cast approximately 11% of the votes entitled to be cast at the special meeting.  As noted above, the voting shareholders have agreed collectively to vote their shares of Superclick common stock in favor of the adoption of the merger agreement.

How to Vote

There are two ways for Superclick shareholders to vote:

Mail.  You can vote by mail by completing, signing, dating and mailing your proxy card or voting instruction card in the postage-paid envelope included with this proxy statement. Superclick must receive your proxy card no later than the close of business on January 17, 2012.

In Person.  In addition, all Superclick shareholders as of the record date may attend the special meeting and vote in person. You may also be represented by another person at the special meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares held in street name, you must obtain a proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot when you vote at the special meeting.

Voting of Shares Held in Street Name

If your shares are held in an account at a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares by following the instructions that the broker, bank or other nominee provides you with this proxy statement. If you do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement and in general as a broker non-vote. In these cases, the broker, bank or other nominee can register your shares as being present at the special meeting for purposes of determining a quorum, but will not be able to vote your shares on those matters for which specific authorization is required. Brokers do not have discretionary authority to vote on the proposal to adopt the merger agreement. Therefore, a broker non-vote will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Attending the Special Meeting

All Superclick shareholders as of the close of business on the record date may attend the special meeting by showing photo identification and signing in at the special meeting. If you are a shareholder of record (i.e., your shares are held in your name), you must list your name as it appears on your stock ownership records from First American Stock Transfer. Your proxy card will admit you and one guest. If you hold shares through a broker, bank or other nominee, you must also provide a copy of your bank, broker or other nominee statement showing your ownership as of the close of business on the record date.

Voting of Proxies

If you vote by completing, signing, dating and mailing your proxy card or voting instruction card, your shares will be voted in accordance with your instructions. If you are a shareholder of record and you sign, date and return your proxy card but do not indicate how you want to vote or do not indicate that you wish to abstain, your shares will be voted “FOR” the adoption of the merger agreement.

Revoking Your Proxy

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	Sending a signed notice of revocation to the Corporate Secretary of Superclick;
•	Submitting a revised proxy bearing a later date; or
•
Attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revote any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy no later than the beginning of the special meeting. If you are a beneficial owner of shares of Superclick common stock, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the special meeting if you obtain a proxy from your broker, bank or other nominee and present it to the inspectors of election with your ballot when you vote at the special meeting.

Solicitation of Proxies

This proxy statement is furnished in connection with the solicitation of proxies by the Superclick board of directors to be voted at the special meeting.  The Company will pay the cost of this proxy solicitation, including the fees and expenses of Morrow.  In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication.  These persons will not receive additional or special compensation for such solicitation services.  The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.  The Company has retained Morrow to assist in the solicitation of proxies for the special meeting and will pay Morrow a fee of $6,500.00, plus reimbursement of out-of-pocket expenses.

Shareholders should not send stock certificates with their proxies.  A letter of transmittal and instructions for the surrender of Superclick common stock certificates will be mailed to Superclick shareholders shortly after the completion of the merger.

Shareholders Sharing an Address

Consistent with notices sent to record shareholders sharing a single address, Superclick is sending only one copy of this proxy statement to that address unless Superclick received contrary instructions from any shareholder at that address. This “householding” practice reduces Superclick’s printing and postage costs. Shareholders may request to discontinue householding, or may request a separate copy of this proxy statement by one of the following methods:

•
Record shareholders wishing to discontinue or begin householding, or any record shareholder residing at a household address wanting to request delivery of a copy of this proxy statement should contact the Corporate Secretary at Superclick , Inc., 10222 St. Michel, Suite 300, Montreal, Quebec, Canada H1H 5H1; and

•	shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or begin householding should contact their record holder.

Other Business

The Superclick board of directors is not aware of any other business to be acted upon at the special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Jean Perrotti, CFO
Superclick, Inc.
10222 St Michel, Montreal, Quebec
Canada H1H 5H1
Telephone Number (514) 788-3169

If you have questions regarding voting, you should contact the proxy solicitation agent Morrow & Co., Inc. (“Morrow”), toll free at 1-800-607-0088.

Proposal 1

AMENDMENT TO SUPERCLICK’S ARTICLES OF INCORPORATION

Currently Section 9.2 of our Articles of Incorporation reads as follows:

“Section 9.2     Number of Votes Necessary to Approve Actions.  Whenever the Washington Business Corporation Act permits a corporation’s articles of incorporation to specify that a lesser number of shares than would be otherwise required shall suffice to approve an action by shareholders, these articles of incorporation hereby specify that the number of shares required to approve such action shall be such lesser number.”

The Company believes that under Section 9.2  an affirmative vote by the holders of a majority of the Superclick common stock in favor of the merger will approve the merger. However, in the interests of clarity the Company believes it useful to amend its Articles of Incorporation to specifically authorize such approval. Certain sections of the Act specifically permit any shareholder approvals to be for a lesser number of shares than are mandated by statute, provided such reduction is contained in the Company’s Articles of Incorporation.  Specifically, 23 B.11.030,which sets forth the requirements for approval of a plan of merger, permits the Articles of Incorporation to require a greater or lesser number of votes than is provided in Subsection (5) thereof. In order to clarify the number of shares required to approve the merger we are hereby submitting an amendment of the Articles of Incorporation to clarify that the actions under  RCW 23 B.10.030 (Amendment of Articles of Incorporation), RCW 23 B.11.030 (approval of a plan or share exchange), and RCW 23 B.12.020 (sale of assets other than in the regular course of business) of the Act requires the affirmative vote of the simple majority of all the shareholders entitled to vote on such matter.

Shareholders do not have any dissenters’, preemptive or similar rights with respect to the amendment of the articles of incorporation with respect to the amendment for which this proposal relates.

If adopted by the shareholders, the amendment will become effective when filed with the Washington Secretary of State as required by the Act.

The board of directors recommends a vote for the proposal to amend Superclick’s Articles of Incorporation; and to clarify the number of votes necessary to approve certain corporate actions.  A copy of the Amendment to the Articles of Incorporation is attached as Annex B.

Proposal 2

THE MERGER

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that may be important to you. The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read carefully this entire proxy statement, including the merger agreement, for a more complete understanding of the merger.

Background of the Merger

In August 2010 an unsolicited inquiry was made by AT&T regarding the potential acquisition of the Company.  An expression of interest in the form of a non-binding Letter of Intent dated October 5, 2010 was received from AT&T indicating a cash price of $0.20 per share on a fully diluted basis.

On October 6, 2010, the Company hired an investment bank, Headwaters MB (“Headwaters”), to represent the Company in negotiations and to identify other potential buyers on a “short-list” basis. Headwaters has not performed any services for or on behalf of Superclick or, to our knowledge, AT&T, or any AT&T affiliates or subsidiaries in the past. Under the terms of Headwaters’ engagement letter, Headwaters would be paid a customary fee contingent and payable upon consummation of a change-in-control transaction.

Based on the advice of Headwaters, the Company engaged in discussions with, in addition to AT&T, approximately fifteen potential strategic buyers, some of whom had in the past expressed interest in Superclick.  Some examples include IT systems integrators, networking and data infrastructure companies, other global and/or national telecommunication providers, and vertical technology solution providers with a focus on the travel and hospitality industry.

Active negotiations developed with AT&T and ended with the Board of Directors authorizing a formal asking price of $0.30 per share. By mid-December 2010, AT&T had withdrawn from the negotiations.

During the period of January 2011 to March 2011, informal talks continued between the Company and AT&T. Such talks occurred approximately on a monthly basis.

A broader marketing effort for the sale of the Company was approved by the board of directors in April 2011 and more potential suitors were contacted by Headwaters.  There were 50 new strategic and private equity buyers plus 5 companies previously contacted during the initial outreach.  These buyers encompassed a broader industry landscape to include enterprise software, managed service providers, regional telecommunication providers, cloud service providers, cable and Internet service providers, voice and video platforms, and private equity firms with a focus in these sectors.  Approximately 90 percent of the buyers were strategic companies.  Over the next three months, Headwaters presented the opportunity to these suitors, and held various types of discussions with parties who expressed some level of interest in learning more about the Company.  Aside from the indications received and discussed below, the remaining parties expressed no interest, or declined the opportunity.  During the course of the Headwaters’ engagement, 5 potential acquirers presented indications of interest that included a valuation range described below:

•
Company 1: In February 2011, the Company received a verbal indication of $7 million ($0.13 per share) to acquire the Company. Superclick’s board of directors determined that the verbal indication was not a fair or reasonable proposal and deemed it to not be in the best interests of its shareholders.

•
Company 2: After the receipt of an executed NDA, the Company received a verbal indication of $0.24 to $0.25 per share in an all stock deal. Superclick’s board of directors determined that an all-stock transaction was not favorable based on the fact that Company 2 was carrying a large amount of debt on its balance sheet, was losing money and that an uncertain economic outlook for the U.S. and global economies could create downward pressure on stocks in general, all of which added material potential market risk to Company’s 2’s common stock valuation and therefore deemed it not to be in the best interests of its shareholders.

•
Company 3: After the receipt of an executed NDA, the Company received a verbal indication of $0.20 per share.  Superclick’s board of directors determined that the verbal indication was not clear in terms of the structure, or the mix between cash and stock. In addition, the indication was, from a valuation perspective, an inferior offer to others which were made, and Company 3 did not increase its offer thus, not exceeding these other offers.

•
Company 4: On or about June 21, 2011, the Company received an oral, all cash preliminary indication of interest at the high end of the $0.20 to $0.30 range.  However, Company 4 requested one month to do due diligence, while AT&T’s revised Non-Binding Letter of Intent was issued (see next page for summary) on June 24 and was to expire on June 26, five days after Company 4’s first expression of interest.  Headwaters and Superclick’s board of directors deemed the risk of delaying discussions with AT&T too great, especially since its Non-Binding Letter of Intent was scheduled to expire by its own terms well before Company’s 4’s due diligence would be completed, and ceased negotiations with Company 4.  In particular, Company 4’s initial communications indicated a lack of familiarity with the types of technology services provided by Superclick to the hospitality industry, and Superclick’s board of directors was concerned that Company 4’s lack of any presence or experience in Superclick’s industry would require Company 4 to commence due diligence without a basic knowledge of risks unique to the industry.  In addition, as more fully outlined below on page 31, Superclick is currently a defendant in a lawsuit filed by Nomadix, Inc., in which Nomadix claims that Superclick is infringing upon certain intellectual property allegedly belonging to Nomadix.  Consequently, in light of the timing of Company 4’s first indication of interest, its request for an additional month for due diligence, its unfamiliarity with the industry, and the prospect that Company 4 would be deterred by Superclick’s pending litigation, the board of directors determined that there was a material risk of the indication of interest either being retracted or substantially reduced.

•	Company 5: Discussions ensued in May 2011 and negotiations ultimately led to two written non-binding indications of interest as follows:

o
June 8, 2011: $0.31-$0.333 per share with 64 to 68 percent of the transaction in cash and the remainder in stock, to be valued at the 20-day trailing volume-weighted average price. The indication was contingent on the acquirer obtaining financing.

o
June 24, 2011: $0.355-$0.361 per share with 70 to 75 percent of the transaction in cash and the remainder in stock, to be valued at the 20-day trailing volume-weighted average price. The indication was contingent on the acquirer obtaining financing.

Superclick’s board of directors determined that each of the June 8, 2011 and the June 24, 2011 indications of interest from Company 5 carried substantial risk, which weighed heavily on the board of directors’ evaluation of Company 5’s indications of interest. Superclick’s board of directors’ determination not to proceed with Company 5 was based on, among other factors:

•
the indications being contingent on a “best efforts” financing, meaning that there was no guarantee that the financing necessary to conclude an outcome to the contemplated transaction would be completed and successful, as compared to AT&T, which had the means to fund its all-cash offer;

•	the indications were further conditioned on Superclick being “locked up” and unable to solicit other, more favorable indications of interest that might not be contingent on “best efforts” financings;

•
the board of directors also took into consideration that the outlook for the capital markets was becoming increasingly uncertain, which could make a successful financing more difficult, adding further risk to a successful outcome;

•
the board of directors believed that the stock component of the transaction also carried substantial risk based on the analysis of Company 5’s stock price on a 60-day trailing average of  both the closing price of its stock and the daily volume in stock trading, that the stock was trading at a substantial premium on conventional valuation metrics such as price-to-sales and price-to-earnings basis, and therefore that the risk for decline in the stock price in adverse market conditions would in turn, create a substantial risk to the value of the stock component of Company 5’s indication of interest;

•
the fact that under the terms of the transaction being contemplated with AT&T, Superclick would be permitted to respond to, and engage in discussions with, third parties who make unsolicited acquisition proposals, and the board of directors would be permitted to change its recommendation in favor of the merger, subject to certain limitations;

•
the fact that Company 5’s contingent offer included Company 5 stock would have potentially left Superclick’s shareholders exposed to risks posed by litigation initiated against Superclick by Nomadix, Inc., whereas AT&T’s all-cash offer effectively eliminated that risk for Superclick shareholders; and

•	the fact that Company 5’s revised contingent June 24 offer came only two days before AT&T’s Letter of Intent was set to expire.

Since Company 5 provided its June 24, 2011 indication of interest, its stock price traded down 22%, as of September 29, 2011.

AT&T presented a revised non-binding Letter of Intent dated June 24, 2011, increasing its offer to $0.275 per share, all cash. On July 28, 2011 AT&T delivered an initial draft of the merger agreement to Superclick. Representatives of Superclick’s counsel, Roetzel & Andress, LPA, and Headwaters reviewed the document with Superclick’s board of directors on several occasions from July 28, 2011 to September 11, 2011. Roetzel & Andress, LPA and Headwaters had several extensive discussions with AT&T and its counsel about the terms and conditions of the merger agreement focusing on the termination fee and Superclick’s board of directors’ fiduciary duties under the merger agreement. Roetzel & Andress, LPA reviewed with Superclick’s board of directors on several occasions during this period Superclick’s board of directors’ fiduciary duties. Roetzel & Andress, LPA and Headwaters’ also discussed with AT&T, its counsel and management the amount of cash and cash equivalents Superclick would have available at the closing of the merger. Transaction costs were also discussed and estimated at approximately $757,000 or $0.0135 (based on the treasury stock method), which would reduce the net cash per share to the shareholders as the amounts were to be paid with the Company’s cash. Superclick’s board of directors and management, AT&T, and representatives of Roetzel & Andress, LPA, and Headwaters explored various alternatives involving different combinations of cash and share price in order to arrive at a figure that Superclick’s board of directors believed was in the best interests of its shareholders.  Ultimately, the parties determined that no specific amount of cash or cash equivalents would be required at closing. Accordingly, in order to provide for certainty in the amount of the Merger Consideration and as consideration for the removal of such provisions, the parties agreed to a $0.268 per share price.  Thus, while AT&T’s initial offer of $0.275 per share would have netted shareholders $0.2615 per share after deduction of transaction costs typically paid by the seller of $0.0135 per share, by agreeing that Superclick could fund those costs with cash on hand and would not be required to maintain any set level of cash at closing, Superclick’s board of directors was able to secure a higher net price ($0.268) for its shareholders.

On August 28, 2011, Superclick engaged Vantage Point Advisors, Inc. (“Vantage Point”) to evaluate and provide a fairness opinion for the offer from AT&T.  In February, 2010, Superclick engaged Vantage Point to perform a valuation analysis for the Company as part of a long-term strategic planning process in which the Company’s valuation was a relevant factor, and its familiarity with the industry and Superclick’s business and operations from this prior engagement made it particularly well-positioned to provide the fairness opinion.   Vantage Point was paid $14,209.51 for the February 2010 engagement. To our knowledge, Vantage Point has not performed any services for or on behalf of AT&T, or any AT&T affiliates or subsidiaries in the past.

AT&T had exclusivity from June 26, 2011 until August 24, 2011, which was subsequently extended to August 30, 2011 on August 18, 2011 in order to continue to provide assurances to AT&T that its bid was not being used to test the market for the Company and also to ensure that AT&T would not abandon its bid as it attempted to finalize diligence during a time of volatility in the capital markets There is a termination fee of $500,000, or approximately 3 percent of the approximate transaction value of $15 million, which Headwaters and Vantage Point agree is in-line with certain observed studies.

On September 11, 2011, the Superclick board of directors held a special meeting to discuss and consider the negotiated terms of the transaction documents with AT&T and to seek to reach a final determination of the board of directors’ views on the merger agreement and the proposed merger. At that meeting, representatives of Vantage Point discussed the financial analyses of the merger consideration and responded to additional questions from the Superclick board of directors regarding those financial analyses. The materials considered by the board of directors included Vantage Point’s draft written opinion concerning whether the Merger Consideration proposed to be received by the holders of Superclick common stock pursuant to the merger agreement was fair, from a financial point of view, to such shareholders. Following further discussion, Vantage Point provided an oral opinion confirming the draft written opinion. That oral opinion was, in turn,  confirmed by delivery of a final written opinion received September 23, 2011 and signed and dated September 26, 2011, that is identical in substance and form to the draft written opinion provided September 11, 2011,stating that, as of that date and, subject to the qualifications, limitations and assumptions reflected in their written opinion, the Merger Consideration proposed to be received by the holders of shares of Superclick common stock pursuant to the merger agreement was fair, from a financial point of view, to such shareholders as more fully described below in “The Merger — Opinions of Financial Advisor to Superclick”. In addition, at the September 11, 2011 meeting, Roetzel & Andress, LPA, reviewed in detail with the Superclick board of directors the terms of the merger agreement and related documents.  Roetzel & Andress, LPA also discussed with the board of directors its fiduciary duties in considering the merger agreement.

Following additional discussion, after considering, among other things, the factors described below under “The Merger — Reasons for the Merger — the Superclick Board of Directors,” the Superclick board of directors unanimously adopted resolutions reflecting that the proposed terms of the merger agreement and other transaction documents, and the merger and other transactions contemplated by the merger agreement, are advisable, fair to and in the best interests of Superclick and its shareholders, adopting the merger agreement and other transaction documents, approving the merger and the other transactions contemplated by the merger agreement, and recommending unanimously that Superclick shareholders adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

After the Superclick board of directors meeting adjourned, Roetzel and Andress, LPA and Headwaters finalized the definitive documentation for the transaction, and the merger agreement and related agreements were executed later the following morning. The transaction was publicly announced in a press release issued before the opening of the market on September 26, 2011.

Reasons for the Merger

Superclick’s Reasons for the Merger

In evaluating the merger agreement and the merger, the Superclick board of directors consulted with Superclick management, its legal advisors and financial advisor. Superclick determined that AT&T presented the strongest combination of industry presence and knowledge among the potential suitors, which allowed it to understand both the opportunities and risks associated with Superclick  Moreover, there was no question as to its ability to fund the transaction.  In reaching its decision to approve the merger agreement and to recommend that Superclick’s shareholders vote for the adoption of the merger agreement, the Superclick board of directors also considered the following factors:

•
The fact that consideration payable in cash represents a premium of 16.5% over the closing price of $0.23 per share of Superclick common stock on September 22, 2011, the last closing price available prior to delivery of the final written fairness opinion on September 23, 2011;

•	That fact that the Merger Consideration is in the form of cash, which provides immediate liquidity and certainty of value to Superclick shareholders;

•	The board of directors’ view that the stand-alone prospects of Superclick may be adversely impacted by Superclick’s limited financial resources;

•
The board of directors’ knowledge of the current state of Superclick`s business, including financial condition, operations, business plans, management and prospects which made it advisable for Superclick’s board of directors to consider selling the Company;

•
The board of directors’ view that Superclick shareholders will receive value in the merger that is materially greater than the value realizable by Superclick shareholders on a stand-alone basis and under any reasonably available transaction alternatives as further detailed by the report of Vantage Point;

•
The board of directors’ view that the sales process undertaken with assistance of Headwaters in which multiple potential acquirers of Superclick were contacted and several parties executed confidentiality agreements and performed due diligence on Superclick, was an effective process;

•	The board of directors view that the sale and negotiation process yielded a full and fair price for Superclick;

•	The fact that public internet access-related intellectual property is increasingly subject to third-party infringement claims;

•	The fact that Superclick indemnifies its customers for patent infringement claims and damages relating to their use of our intellectual property;

•	The prospective risks from existing legal matters;

•
The fact that Nomadix, Inc. has asserted that Superclick is infringing on its intellectual property (NOMADIX vs. HP et.al).  While Superclick believes that the claims presented by Nomadix are without merit and continues to vigorously defend against the suit, the all-cash offer by AT&T effectively eliminates the litigation risk from the Nomadix action to Superclick’s shareholders.  Transactions in which some or all of the compensation received by Superclick shareholders would be shares of the acquiring company would not have eliminated that risk.  Moreover, because AT&T is presently also defending against patent infringement claims asserted by Nomadix in the same litigation concerning patents allegedly relating to technology that allows for Internet access in public places such as hotels, it is uniquely qualified to evaluate the merits of the litigation and its potential effects, if any, on Superclick’s business going forward. In contrast, there was a risk that other potential suitors, with less familiarity with the claims asserted by Nomadix, would have been deterred by the litigation;

•
The fact that the merger would resolve a material issue between Superclick and Hospitality Services Plus SA (formerly Swisscom Eurospot SA; “Swisscom”) concerning the scope of indemnification under a license agreement.   The license agreement can only be cancelled by Swisscom, requires Superclick to refrain from competing in the European market, and requires Superclick to indemnify Swisscom in the event of litigation concerning the technology licensed to Swisscom by Superclick.  AT&T’s industry expertise and prior dealings with Swisscom made it well positioned to resolve the issues presented by the terms of the licensing agreement both as to the period of exclusivity for Swisscom in the European market and the indemnification provision.  In fact, AT&T had successfully concluded negotiations with Swisscom in advance of the decision of Superclick’s board of directors to approve the merger.  In contrast, the board of directors believed there was a material risk that the other potential suitors would not have been able to reach a similar result.

•	The belief that the business of Superclick could potentially benefit from being part of the larger AT&T corporate group and having access to its international distribution network and customers;

•	The fact that Superclick shareholders who do not vote to adopt the merger agreement and who follow certain prescribed procedures are entitled to dissenters’ rights under Washington law; and

•
The opinion of Vantage Point  to the Superclick board of directors that, as of the date of its opinion, and based upon and subject to the qualifications, limitations and assumptions set forth in their respective written opinions, the Merger Consideration to be received by the holders of shares of Superclick common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders, and the financial analyses related thereto prepared by Vantage Point and described below under “The Merger – Opinions of Financial Advisor to Superclick”.

The Superclick board of directors also specifically considered the following terms of the merger agreement:

•
The merger agreement permits Superclick to respond to, and engage in discussions with third parties who make unsolicited acquisition proposals, and permits the board of directors of Superclick to change its recommendation in favor of the merger, subject to certain limitations;

•	The limited and customary conditions to the parties’ obligations to complete the merger and the fact that there is no financing condition to AT&T’s obligations;
•	The customary nature of the representations, warranties and covenants of Superclick in the merger agreement; and
•	The fact that dissenters’ rights would be available to Superclick shareholders.

In addition to the merger agreement, the Superclick board of directors also reviewed, considered and discussed the terms and potential ramifications of the other transaction documents proposed to be executed in connection with the merger agreement, including the voting agreement, and the non-competition agreement pursuant to which certain voting shareholders will be generally prohibited for one year after completion of the merger, subject to certain exceptions, from competing with the Superclick business in the United States and all other countries in which Superclick was engaged in the business at the time of the merger.

In the course of its deliberations, the Superclick board of directors also considered a variety of risks and other potentially negative factors, including the following:

•	Superclick has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether or not the merger is consummated;

•	The merger agreement precludes Superclick from actively soliciting alternative acquisition proposals from third parties;
•
The deal protection measures in the merger agreement, including the fact that the merger agreement included a $500,000 termination fee, and matching rights, may inhibit other potential acquirers from submitting potentially superior proposals to acquire Superclick;

•
If the merger is not consummated for certain reasons, Superclick may be required to pay a termination fee to AT&T equal to $500,000 (for a full description of the reasons Superclick would be required to pay a termination fee to AT&T, see “The Merger Agreement – Termination Fees and Expenses”);

•
The operations of Superclick will be restricted by interim operating covenants under which the merger agreement during the period between signing the Merger Agreement and the closing of the merger, which could effectively prohibit Superclick from undertaking any strategic initiatives or other material transactions to the detriment of Superclick and its shareholders;

•	The receipt by a U.S. holder of the Merger Consideration in exchange for Superclick common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes; and
•
Certain of Superclick’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of Superclick’s other shareholders (See “The Merger – Interests of Directors, Executive Officers of Superclick in the Merger”).

The foregoing discussion of the information and factors considered by the Superclick board of directors is not exhaustive but is intended to reflect the material factors considered by the Superclick board of directors. The Superclick board of directors did not quantify or assign any relative or specific weight to the various factors that it considered.  Rather, the Superclick board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the Superclick board of directors may have given different weights to different factors.

Opinion of Financial Advisor to Superclick

Vantage Point Advisors

On September 11, 2011, at a meeting of the Superclick board of directors held to evaluate the merger, Vantage Point Advisors rendered to the Superclick board of directors an oral opinion, which was confirmed by delivery of a written opinion received September 23, 2011 and signed and dated September 26, 2011, to the effect that, as of the date of the opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration to be received in the merger by holders of Superclick common stock  was fair, from a financial point of view, to such holders.

The full text of the written opinion of Vantage Point Advisors to the Superclick board of directors, received September 23, 2011 and signed and dated September 26, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex E. The following summary of Vantage Point’s opinion is qualified in its entirety by reference to the full text of the opinion. Vantage Point provided its opinion to the Superclick board of directors for the benefit and use of the Superclick board of directors in connection with and for purposes of its evaluation of the Merger Consideration from a financial point of view. Vantage Point Advisor’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how to vote or act in connection with the merger or any related matter.

In the course of Vantage Point’s analyses for rendering its opinion, among other things, Vantage Point performed the following procedures:

•	Reviewed Non-Binding Letters of Intent dated October 5, 2010 and June 24, 2011 expressing AT&T’s interest and various amendments thereof;
•	Reviewed the merger agreement;
•
Reviewed Superclick’s annual reports on Form 10-K for the fiscal year ended October 31, 2010, which included audited financial statements, as filed with the Securities and Exchange Commission, and its unaudited interim financial statements for the nine-month period ended July 31, 2011;

•	Reviewed quarterly reports on Forms 8-K and 10-Q for the fiscal year 2011 as filed with the Securities and Exchange Commission;
•	Reviewed operating and financial information, including projections, provided to us by management;
•	Reviewed Superclick’s current capitalization table;
•	Reviewed various documents related to the Nomadix litigation;
•	Reviewed the summary minutes of the Superclick Board of Director’s meetings held between December 20, 2010 and the opinion of Vantage Point dated September 11, 2011;
•	Reviewed Superclick-prepared executive summary of events;
•	Reviewed certain other publicly available financial data for companies that Vantage Point deemed comparable to Superclick;
•	Held discussions with Headwaters MB who was engaged by the Company to market Superclick for sale and negotiate with potential buyers;
•	Reviewed marketing material utilized in the marketing process of Superclick;
•
Held discussions with, and relied on statements made by, certain members of the senior management of Superclick with respect to certain aspects of the merger, the past and current business operations of Superclick, historical financial results and future prospects of Superclick, and certain other matters believed relevant to its inquiry; and

•	Conducted such studies, analyses, inquiries and investigations, as deemed appropriate

In arriving at its opinion, Vantage Point assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of Superclick that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Superclick forecasts, Vantage Point was advised by Superclick, and assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Superclick as to the future financial performance of Superclick and the other matters covered thereby. Vantage Point did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Superclick, nor did it make any physical inspection of the properties or assets of Superclick. Vantage Point did not evaluate the solvency or fair value of Superclick under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Vantage Point assumed, at the direction of Superclick, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement.

Vantage Point expressed no view or opinion as to any terms or other aspects of the merger (other than the Merger Consideration to the extent expressly specified in its opinion). Vantage Point’s opinion was limited to the fairness, from a financial point of view, of the Merger Consideration to be received in the merger by holders of Superclick common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the Merger Consideration.  Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to Superclick or in which Superclick might engage or as to the underlying business decision of Superclick to proceed with or effect the merger.  In addition, Vantage Point expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any related matter.

Vantage Point’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to Vantage Point as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and Vantage Point does not have any obligation to update, revise or reaffirm its opinion.

Superclick agreed to pay Vantage Point for its services in connection with the merger an aggregate fee of $44,375, bringing Vantage Point’s total compensation from Superclick in the last two years to $58,584.51, including the February 2010 engagement discussed above at page 30. Superclick also agreed to reimburse Vantage Point for its reasonable expenses and to indemnify Vantage Point against certain liabilities arising out of its engagement.  The fee payable to Vantage Point is not contingent on its issuance of a favorable fairness opinion.

Vantage Point is an independent San Diego-based corporate valuation firm, with offices in both San Diego and Orange County. It offers a full suite of valuation and financial advisory services to public and private companies and has collectively completed thousands of engagements across virtually all industries. It is a leading provider of valuation services for transaction, tax and financial reporting and regulatory compliance purposes, including ESOPs, gift and estate tax matters, goodwill and intangible asset impairment (ASC 350 and 360) and purchase price allocation (ASC 805). Vantage Point’s principals have extensive fairness and solvency opinion experience and have previously held positions at leading global investment banks and financial advisory firms. Vantage Point has transactional, operational and financial expertise.

Superclick selected Vantage Point as a financial advisor in connection with the merger because of its qualifications, expertise and reputation in valuation opinions related to mergers and acquisitions as well as its familiarity with Superclick and its business.

Financial Analyses by Financial Advisor

The following is a summary of the material financial analyses delivered by Vantage Point, which we refer to as the “financial advisor,” to the Superclick board of directors in connection with rendering their respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by the financial advisor, nor does the order of analyses described represent relative importance or weight given to those analyses by the financial advisor. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by the financial advisor, the tables must be read together with the full text of each summary and are alone not a complete description of the financial advisor’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial advisor’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 11, 2011, and is not necessarily indicative of current market conditions.

The preparation of fairness opinions is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the financial advisor’s opinion. In arriving at its fairness determination, the financial advisor considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, the financial advisor made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses below as a comparison is directly comparable to Superclick or the merger.

The financial advisor prepared these analyses solely for purposes of, and the analyses were delivered to the Superclick board of directors in connection with, its provision of its opinion to the Superclick board of directors as to the fairness from a financial point of view of the Merger Consideration to be received by the holders of Superclick common stock pursuant to the merger agreement to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect or purport to reflect the prices at which businesses or securities actually may be sold or the prices at which any securities have traded or may trade at anytime in the future. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Superclick or its advisor, none of Superclick, Vantage Point or any other person assumes responsibility if future results are materially different from those forecast.

The type and amount of consideration payable in the merger was determined through arm’s-length negotiations between Superclick (and Headwaters and Roetzel and Andress, LPA, acting as agents for Surperclick) and AT&T and its counsel, rather than by Vantage Point, and was approved by the Superclick board of directors. Vantage Point did not recommend any specific Merger Consideration to the Superclick board of directors or to Superclick or that any given Merger Consideration constituted the only appropriate consideration for the merger. The decision to enter into the merger agreement was solely that of the Superclick board of directors. The opinion of financial advisor was one of many factors taken into consideration by the Superclick board of directors in its evaluation of the proposed merger. Consequently, the analyses described below should not be viewed as determinative of the opinion of the Superclick board of directors with respect to the Merger Consideration or of whether the Superclick board of directors would have been willing to determine that a different Merger Consideration was fair.

Discounted Cash Flow. Vantage Point performed an illustrative discounted cash flow, which we refer to as DCF, analysis on Superclick using the stand-alone, probability-adjusted forecast prepared by Superclick management to determine a range of implied values per share of Superclick common stock. The financial advisor relied on management’s projections for the years ending October 31, 2011 through October 31, 2014.

In estimating Superclick’s value into perpetuity the financial advisor utilized the Gordon Growth Method (GGM) and the Exit Multiple Method.

•	Gordon Growth Method: A sustainable growth rate of 5.0 percent was selected based on economic and industry outlooks. A concluded terminal period capitalization rate of 25.0 percent was used.
•	Exit Multiple Method: An EBITDA exit multiple of 4.0 times was applied to 2014 EBITDA of $3.1 million.

Vantage Point also considered depreciation and amortization and capital expenditures as provided by management. The normalized working capital requirement of zero percent of incremental revenues was chosen to reflect the neutral working capital needs of the Company resulting from the deferred revenue business model.  Based on an income approach analysis, the business enterprise value range was determined to be as follows: $8.2 million to $11.2 million. Adjustments were made for cash, assumed litigation settlement obligations, value of certain business opportunities, and option proceeds to arrive at an equity value range of: $10.7 million to $13.7 million or $0.18 per share to $0.23 per share.

Public Stock Price Analysis. Vantage Point reviewed a variety of time periods in its assessment:

•	Trading 10-day public stock price, trading 30-day public stock price and trading 90-day public stock price which collectively yielded a mean range of $0.16 to $0.25.

The financial advisor made the following observations:

•	There are few if no institutional investors with significant stakes in Superclick;
•	Superclick represented that the largest shareholders holds less than five percent of the common shares outstanding;
•	Absolute trading value has been approximately $20 thousand per day over the past three months. This equates to 0.2 percent of basic market capitalization;
•	Superclick has not actively marketed or made investor presentations to potential investors;
•	There are no equity analysts following Superclick;
•	The closing stock price has fluctuated significantly over the past twelve months;
•	Historical volatility over the past 2 years and six months is 100 and 75 percent, respectively;
•	The high over the past 12 months was $0.25 per share, or 150 percent higher than the low of $0.10 per share;
•	The stock price was $0.15 per share when Headwaters was engaged on October 6, 2010;
•	On September 22, 2011 the price was $0.23 per share; and

•	The percentage premium of the $0.268 transaction consideration over the closing stock prices over the past 90 days is 7 percent to 68 percent.

Guideline Company Analysis. Vantage Point reviewed and compared certain financial information for Superclick to corresponding financial information and multiples for nine publicly traded corporations. The companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may in certain respects be considered similar to those of Superclick:

•	ADTRAN, Inc.
•	Aruba Networks, Inc.
•	INX Inc.
•	LodgeNet Interactive Corporation
•	PAR Technology Corp.
•	RoomLinX Inc.
•	RSI International Systems, Inc.
•	Solutions Inc. Technologies Ltd.
•	Sylogist Ltd.

It was determined that LodgeNet Interactive represented the best comparable to the Company.  However, none of the selected companies are directly comparable to Superclick.

The following table summarizes the range of observed valuation multiples utilized in Vantage Point’s guideline company analysis under the market approach.
	BEV / Revenue								BEV / EBITDA
	Total				Forward		Forward						Forward		Forward
	LTM		FY 2010		FY1		FY2		LTM		FY 2010		FY1		FY2

Minimum:	0.21	x	0.21	x	0.21	x	0.21	x	3.9	x	3.8	x	3.7	x	3.7	x
Lower (First) Quartile:	0.39	x	0.42	x	0.75	x	0.79	x	5.1	x	4.8	x	5.9	x	4.1	x
Median:	0.91	x	0.87	x	1.68	x	1.59	x	8.1	x	9.2	x	8.0	x	5.8	x
Average:	1.53	x	1.58	x	1.93	x	1.69	x	11.6	x	10.0	x	12.3	x	8.7	x
Upper (Third) Quartile:	2.19	x	2.19	x	2.85	x	2.49	x	10.9	x	11.4	x	16.5	x	10.4	x
Maximum:	5.24	x	5.24	x	4.13	x	3.38	x	33.7	x	22.4	x	25.1	x	19.5	x
Trailing and forward revenue and EBITDA market multiples were calculated from the set of comparable guideline companies. The revenue and EBITDA multiples were used to obtain unadjusted business enterprise values in the range of $7.7 to $9.9 million. Adjustments were made for cash, litigation settlement assumptions, certain business opportunities and option proceeds to arrive at an equity value range of $11.7 to $13.9 million, or $0.20 to $0.24 per share.

Market Transaction Analysis. The financial advisor performed a market transaction analysis based on observed transactions involving the sale of entire companies, identifying thirty-one recent market transactions involving businesses reasonably similar to Superclick.  Industries considered included converged network engineering, communication integration, Internet Protocol network solutions, and information technology deployment and consulting services to the hospitality industry and healthcare facilities.

Revenue and EBITDA market multiples were calculated from the set of selected comparable company transactions. The revenue multiples were used to obtain unadjusted business enterprise value in the range of $9 to $14.7 million. Adjustments were made for cash and option proceeds to arrive at an equity value in the range of $12.3 to $18 million, or $0.21 to $0.31 per share.  The specific companies and data used to calculate the transaction values and resulting multiples are shown in the following table.

Target Company	Consideration (US$ millions)	Enterprise Value (EV) 1 (US$ millions)	Revenue (US$ millions)	EV / Revenue
XETA Technologies Inc.	$64.6	$63.9	$90.0	0.7	x
Canadian Communications, LLC	$3.6	$3.5	$1.3	2.6	x
Azalea Networks, Inc.	$42.0	$42.0	$5.0	8.4	x
SonicWALL, Inc.	$720.3	$507.2	$208.8	2.4	x
Switch & Data Facilities Co., Inc.	$867.5	$843.3	$195.8	4.3	x
Tek-Tools, Inc.	$46.5	$46.5	$6.2	7.5	x
Marketware Technologies, Inc.	$2.3	$2.3	$6.0	0.4	x
Starent Networks, Corp.	$2,826.9	$2,419.5	$308.1	7.9	x
AdvancedNetworX, Inc.	$2.8	$2.8	$1.7	1.6	x
Mazu Networks, Inc.	$49.6	$49.6	$14.5	3.4	x
NetTeks Technology Consultants, Inc.	$4.3	$4.3	$12.7	0.3	x
Datacraft Asia Pte Ltd.	$226.1	$226.1	$702.0	0.3	x
AccessFlow, Inc.	$7.3	$7.3	$10.5	0.7	x
AirWave Wireless, Inc.	$38.4	$37.3	$8.2	4.5	x
Select, Inc.	$11.0	$8.2	$46.4	0.2	x
Digital Communication Services, Inc.	$4.8	$4.8	$5.5	0.9	x
StayOnline Inc.	$41.1	$38.6	$9.4	4.1	x
Vodavi Technology, Inc.	$31.3	$31.3	$42.1	0.7	x
SVI Hotel Corporation	$13.2	$13.2	$13.0	1.0	x
Bellamy Software Ltd.	$3.6	$3.6	$3.6	1.0	x
GoRemote Internet Communications, Inc.	$74.8	$58.2	$44.7	1.3	x
Datatran Network Systems, Inc.	$2.0	$2.0	$10.0	0.2	x
InsPara Networking Technologies, Inc.	$4.3	$4.3	$3.2	1.3	x
InfoNow Corp.	$7.2	$7.2	$9.2	0.8	x
Visual Networks, Inc.	$73.1	$73.1	$46.7	1.6	x
InsPara Networking Technologies, Inc.	$4.3	$4.3	$3.2	1.3	x
Brooktrout Inc.	$166.5	$166.5	$78.9	2.1	x
NetSolve Inc.	$137.1	$137.1	$43.5	3.2	x
InfoGroup Northwest, Inc., Network Solutions Business	$3.3	$3.3	Not Available	Not Available
Network Architechs Corporation	$6.5	$6.5	Not Available	Not Available
Springer-Miller Systems, Inc.	$16.1	$16.1	Not Available	Not Available

Notes: Enterprise Value equals Consideration plus Net Assumed Liabilities (total debt plus total preferred and minority interest minus total cash and short-term investments reported no more than nine months before the consideration offer date). Source: Capital IQ and public disclosures.

A valuation analysis of a subject company is a consideration in evaluating the fairness of a transaction. The Market Transactions Analysis was one of several widely accepted methodologies used to support valuation ranges for Superclick. This market-facing approach established a value range based on what the market recognizes in the same or similar industries having similar operating characteristics. Our analysis of the transactions led us to conclude a valuation range for Superclick of $0.21 to $0.31 per share. The consideration of $0.268 as outlined in the merger agreement falls within the range of our transaction analysis, which supported our fairness opinion.

Certain Illustrative Projections for Superclick

In connection with the transaction process, Superclick management prepared illustrative projections of the future financial performance of Superclick on a stand-alone basis. Superclick is including the forecasts below because this information was presented to the Superclick board of directors as part of its review of the transaction and provided to Vantage Point in connection with the preparation of their respective fairness opinions and their associated financial analyses described above under “The Merger — Opinion of Financial Advisor to Superclick.”

	Fiscal Year Ending October 31,
	2011	2012	2013	2014
Revenue	$10,879,985	$13,431,613	$16,618,178	$20,572,879
EBITDA	$1,635,321	$2,449,274	$2,605,355	$3,123,135
Depreciation	$66,857	$82,537	$102,118	$126,419
EBIT	$1,568,464	$2,366,738	$2,503,237	$2,996,716
Estimated Tax	$470,539	$710,021	$750,971	$899,015
Incremental Working Capital	$0	$0	$0	$0
Capital Expenditures	$(200,000)	$(100,000)	$(123,724)	$(153,168)

The illustrative net revenue projections set forth above were not prepared in connection with a detailed analysis of the fundamentals of Superclick’s business and assets nor were they prepared on a basis consistent with the historical accounting policies included in the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” contained in Superclick’s Annual Report on Form 10-K for the year ended October 31, 2010.  For more information, see “Where you Can Find More Information” in this proxy statement.

The illustrative net revenue projections are not being included in this proxy statement for the purpose of influencing your decision whether to vote for the adoption of the merger agreement or exercise dissenters’ rights with respect to your shares of Superclick common stock. Such illustrative net revenue projections were not prepared in compliance with U.S. generally accepted accounting principles, which we refer to as U.S. GAAP, or with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding financial projections. Superclick’s independent public registered accounting firm has not examined or compiled any of the illustrative net revenue and EBITDA projections, expressed any conclusion or provided any form of assurance with respect to the illustrative net revenue and EBITDA projections and, accordingly, assumes no responsibility for them.

Superclick cautions you that the illustrative net revenue and EBITDA projections are speculative in nature and based upon subjective decisions and assumptions. The illustrative net revenue projections are inherently subject to uncertainty because they are based upon numerous factors and events beyond the control of the parties and their respective advisor, and the inclusion of this information should not be regarded as an indication that Superclick, or any other person considered, or now considers, it to be necessarily predictive of actual future results. Accordingly, neither Superclick nor its respective affiliates or representatives assumes any responsibility for the accuracy of this information.

While presented with numerical specificity, the illustrative net revenue projections are necessarily speculative given the time periods involved and are based upon various assumptions which are likely to be different than actual results for any number of reasons, including general economic conditions, competition and the risks discussed under Part I, Item IA, “Risk Factors” in Superclick’s Annual Report on Form 10-K for the year ended October 31, 2010.

Because the illustrative net revenue projections cover multiple years, such information by its nature becomes less reliable with each successive year. The illustrative net revenue projections also does not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the merger agreement, including the merger.  Accordingly, there can be no assurance that the net revenue reflected in the illustrative financial projections will be realized, and actual results may vary materially from those reflected in such illustrative financial projections. You should read the section entitled “Cautionary Statement Regarding Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the illustrative financial projections.

Readers of this proxy statement are cautioned not to place any reliance on the excerpts of the illustrative net revenue projections set forth above. No representation is made by Superclick or any other person to any shareholder of Superclick regarding the ultimate performance of Superclick compared to the information included in the above summary of the illustrative net revenue projections. The inclusion of the excerpts of the illustrative net revenue projections in this proxy statement should not be regarded as an indication that such illustrative projections will be an accurate prediction of future events nor construed as financial guidance, and they should not be relied on as such. Superclick has made no representation to AT&T or any other person concerning the projected financial data.

Superclick will not update or otherwise revise the illustrative net revenue and EBITDA projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying such illustrative net revenue and EBITDA projections are no longer appropriate.

Interests of Directors and Executive Officers of Superclick in the Merger

When reading this proxy statement, you should be aware that the executive officers and directors of Superclick may have interests in the merger that may be different from, or in addition to, the interests of other Superclick shareholders generally. The Superclick board of directors were aware of these interests and considered them, among other factors, in unanimously determining that the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interest of, Superclick and its shareholders, adopting the merger agreement and declaring advisable the merger.  A description of these interests is set forth below.

Value of Equity Awards

Sandro Natale, Chief Executive Officer and Jean Perrotti, Chief Financial Officer of Superclick hold options to purchase Superclick common stock, which we refer to as options, whether or not vested, pursuant to the merger agreement, will immediately vest and be cancelled in exchange for a cash payment as more fully described below in the sections entitled “ Stock Options and Stock Appreciation Rights” and “ Restricted Stock Units.”

The following table sets forth the total amount of cash that executive officers and directors of Superclick would have received in respect of their vested and unvested equity awards assuming the merger was completed on September 23, 2011.  For purposes of this table: (1) the “per share amount” described under “The Merger Agreement - Treatment of Superclick Stock Options” has an assumed value of $0.268 per share based upon the Merger Consideration.

Name	Number of Underlying Vested and Unvested Options (Exercise Price)	Total ($)
Sandro Natale	3,600,000	783,360

Jean Perrotti	2,400,000	522,240

(1)	Represents (a) the difference between $0.268 (i.e., the per share amount of Merger Consideration) and the exercise price, multiplied by the number of underlying vested and unvested options.

Employment Agreements with Executive Officers

Sandro Natale, the Chief Executive Officer of Superclick, is party to an employee agreement with Superclick under which Superclick is obligated to pay to Mr. Natale certain benefits if both (1) a change of control occurs and (2) Mr. Natale’s employment is terminated by Superclick without “cause” or by Mr. Natale for “good reason” at any time following such change of control. Upon such a termination and provided he executes and delivers to Superclick a general release, he would receive:

•	Severance pay equal to his base salary for a twelve month period, payable within 10 days following the date of termination;

•	Cash payment in a single sum within 10 days following the date of termination equal to a pro rata portion of target full year’s bonus under bonus plan;

•	All stock options shall be immediately vested and exercisable; and

•
For up to 12 months following date of termination, continuation of same or equivalent life, health, hospitalization, dental and disability insurance coverage and other insurance or welfare benefits received immediately prior to the change in control.

Effective as of the closing, Mr. Natale will enter into an Executive Retention, Non-Competition and Non-Solicitation Agreement with Superclick (surviving company) in which Superclick will make an awards payment paid to Mr. Natale.  The agreement which shall be effective on the closing of the merger, replaces in its entirety and supersedes the terms and conditions of Mr. Natale’s employment agreement with Superclick.

Jean Perrotti, the Chief Financial Officer of Superclick, is party to an employee agreement with Superclick under which Superclick is obligated to pay to Mr. Perrotti certain benefits if both (1) a change of control and (2) Mr. Perrotti’s employment is terminated by Superclick without “cause” or by Mr. Perrotti for “good reason” at any time following such change of control.  Upon such a termination and provided he executes and delivers to Superclick a general release, he would receive:

•
The amount of the Severance Payment equal to Mr. Perrotti’s monthly Base Salary multiplied by a maximum of 12 months and increased by a factor of 20% to account for Mr. Perrotti’s loss of benefits. Cash payment will be payable in a single sum within the 10 days following Mr. Perrotti’s termination date;

•	Unpaid vacation pay;
•	Cash payment within 10 days following the date of termination in the amount equal to a pro rata portion of the “target” full year’s bonus;
•	All stock options shall be immediately vested and exercisable
•
For 6 months following the date of termination Mr. Perrotti shall be entitled to the continuation of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits he had received immediately prior to the change in control.

Effective as of closing, Jean Perrotti will enter into an Executive Retention, Non-Competition and Non-Solicitation Agreement with Superclick (surviving company) in which  Superclick will make an awards payment paid to Mr. Perrotti.  The agreement which shall be effective on the closing of the merger, replaces in its entirety and supersedes the terms and conditions of Mr. Perrotti’s employment agreement with Superclick

The following sets forth for each executive officer of Superclick the estimated amount of cash severance pay, the value of health and dental benefits and the value of life insurance premiums to which the executive officer will be entitled to, assuming the merger is completed and the executive officer remains with Superclick six months thereafter.

•	AT&T will pay Sandro Natale a cash retention award in a lump sum amount equal to $343,287, plus an additional amount equal to $95,000.
•	AT&T will pay Jean Perrotti a cash retention award in a lump sum amount equal to $287,422 plus an additional amount equal to $92,684.

Golden Parachutes

The following table sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger under existing employment contracts with Superclick. These amounts have been calculated assuming each named executive officer experiences a qualifying termination of employment (as discussed under “Employment Agreements with Executive Officers”).

Name	Cash ($) (1)	Equity ($) (2)	Pension and Non-Qualifying Deferred Comp. ($)	Prerequisites/ Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Sandro Natale	$220,500	Nil	Nil	Nil	NIL	Nil	$220,500
Jean Perrotti	$200,400	Nil	Nil	Nil	Nil	Nil	$200,400

Cash. Represents the value of (a) a cash payment (b) the cash value of continued health and medical benefits.

Directors and Officers Indemnification and Continuation of Insurance

AT&T has agreed that for a period of six years after the closing, the surviving corporation shall indemnify and hold harmless the individuals who on or prior to the closing were officers or directors of Superclick or its subsidiaries or were serving at the request of Superclick as an officer or director of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise with respect to all acts or omissions by them in their capacities as such at any time prior to the closing to the extent provided under Superclick’s Articles of Incorporation or Bylaws, in each case as in effect on the date of the merger agreement (including with respect to the advancement of expenses).

Prior to the closing, AT&T will purchase a “tail” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the closing covering each such person currently covered by Superclick’s officers’ and directors’ liability insurance policy with a term of six years from the closing and on terms with respect to coverage and in amounts which are, in the aggregate, no less advantageous than those of the policy in effect on the date of the merger agreement; provided, that in no event AT&T will be required to expend pursuant to Section 6.11(b) of the merger agreement more than an amount equal to 150% of the annual premiums paid by Superclick as of the date of the merger agreement for its existing officers’ and directors’ liability insurance policy.

The rights of each indemnified party under the merger agreement are in addition to any rights such indemnified party may have under the certificate of incorporation, bylaws or any other organizational documents of Superclick or any of its subsidiaries, any other indemnification arrangement in existence as of the date of the merger agreement, under Washington law or otherwise.

AT&T has agreed that, if AT&T, Superclick (as the surviving corporation) or any of their successors or assigns consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger, or transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each case, proper provisions will be made so that the successors and assigns of AT&T or Superclick (as the surviving corporation), as applicable, will assume the indemnification obligations of AT&T, Superclick or any of their respective successors or assigns, as applicable, as set forth in the merger agreement.

Stock Options

Each Superclick stock option that remains outstanding immediately prior to the completion of the merger and that has an exercise price that is equal to or less than the per share amount will be cancelled in exchange for the right to receive an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company common stock subject to such option, times (y) the excess, if any, of the Merger Consideration over the per share exercise price under such stock option, less any withholding taxes..

Executive Retention, Non-Competition and Non-Solicitation Agreement

Effective as of the closing, Messrs. Natale and Perrotti will enter into an executive retention non-competition and non-solicitation agreement with Superclick (surviving company), which we refer to as the Non-Competition Agreement, pursuant to which Messrs. Natale and Perrotti will be generally prohibited one year after completion of the merger from, without the prior written consent of AT&T, engage in the following activities, whether for personal benefit or on behalf of, or in conjunction with, any other business, company, partnership, or proprietorship, and whether as an executive, partner, principal, officer, director, consultant, contractor, agent, shareholder, employee, or otherwise: solicit, take away, or attempt to take away any customer or account of the Company or an AT&T Party as defined in the non-competition agreement, or assist anyone in doing so, if the customer or account was someone whom the Employee worked or dealt with, solicited, provided service to, or with respect to which the Employee obtained access to confidential information by virtue of his employment with the Company or an AT&T Party, including without limitation, named customers or accounts, solicit, recruit, or endeavor to employ any then current employee of AT&T or an AT&T Party or attempt to persuade such employee to discontinue his or her employment with the Company or an AT&T Party; anywhere in the world, own, manage, operate, control, hold more than a 5% equity in (including stock options, voting or profit participation interest in) a competitive enterprise, other than Mr. Natale’s or Mr. Perrotti`s ownership in existence as of September 23, 2011 or closing of merger, the effective date of the Non-Competition Agreement; or be involved (including as an executive, principal, director, officer, contractor, employee, partner, consultant, financier, agent, representative or advisor) in a competitive enterprise in the following roles:  sales or account management, operations, system development, business development, product development or corporate strategy.  “Competitive Enterprise” means any business enterprise primarily engaged in providing or making available to customers, having global operations similar to those customers listed above, (a) broadband services access support to lodging facilities or (b) managed internet and video services to hospitality, retail and healthcare industries.

The Non-Competition Agreement will become effective as of the completion of the merger and will have no force or effect if the is terminated prior to the completion of the merger or if the merger is otherwise not completed.

Delisting and Deregistration of Superclick Common Stock

If the merger is completed, Superclick’s common stock will be delisted from OTCBB and deregistered under the Exchange Act, and Superclick will no longer file periodic reports with the SEC related to Superclick common stock.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement.  This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Superclick upon the terms and subject to the conditions of the merger agreement, and in accordance with the Washington Business Corporation Act, which we refer to as the “Act” or RCW 23B, with Superclick being the surviving corporation.  As a result of the merger, Superclick will become a direct or indirect wholly-owned subsidiary of AT&T, and will continue its corporate existence under the laws of the State of Washington. Upon completion of the merger, the initial directors of the surviving corporation shall be the directors of Merger Sub immediately prior to the Effective Time as defined below, until their respective successors are duly elected or appointed and qualified.  The initial officers of the surviving corporation shall be the officers of Merger Sub immediately prior to the effective time, until their respective successors are duly appointed.

Effective Time

The effective time, or completion, of the merger will occur at the time that the articles of merger are duly executed and filed with the Secretary of State of the State of Washington in accordance with the RCW 23B. 13 on the closing date of the merger (the “Effective Time”). The “closing date” will occur on the day that is no later than two business days following the satisfaction or waiver (to the extent permitted under applicable law and the terms of the merger agreement) of the conditions to the completion of the merger (other than those that can only be fulfilled at the closing, but subject to the satisfaction or waiver of such conditions) described under “Conditions to the Merger,” or another date as Superclick, Merger Sub and AT&T may agree in writing.

Merger Consideration

Each share of Superclick common stock issued and outstanding immediately prior to the completion of the merger, other than shares held by shareholders who have properly exercised dissenters’ rights with respect to such shares in accordance with Chapter 23 of the Act, which we refer to as dissenting shares, and shares held in the treasury of Superclick or owned by AT&T, Merger Sub or any wholly-owned subsidiary of AT&T or Superclick, which we refer to as excluded shares, will be converted in the merger into the right to receive $0.268 in cash, without interest. We refer to the consideration for the merger described above as the Merger Consideration.

Dissenting Shares

Shares of Superclick common stock held by any shareholder who properly dissents and gives notice of intent to demand payment with respect to such shares in compliance with RCW 23B.13 will not be converted into the right to receive the Merger Consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the Act and as further described in the section entitled “Rights of Shareholders to Dissent.”  However, if, after the completion of the merger, any holder of dissenting shares fails to perfect or effectively withdraws or loses its right to dissent and payment under the Act, the shares of Superclick common stock held by that shareholder that were dissenting shares will be treated as if they had been converted into the right to receive the Merger Consideration, any cash in lieu of fractional shares and any dividends or other distributions to which such shareholder is entitled to receive, without any interest thereon. In the event of provision of notice of intent to demand payment for shares under RCW 23B.13.210, by holders of more than five percent (5%) of Superclick’s outstanding common stock AT&T will not be obligated to close the transactions contemplated by the merger agreement.

Treatment of Superclick Stock Options

Superclick shall take all requisite action so that, at the Effective Time, each option to acquire shares of Superclick common stock that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the merger and without any action on the part of AT&T, Merger Sub, Superclick, the holder of the Superclick stock option or any other person, cancelled and converted into the right to receive from AT&T and the surviving corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company common stock subject to such option, times (y) the excess, if any, of the Merger Consideration over the per share exercise price under such stock option, less any withholding taxes.

Payment and Exchange Procedures

On or prior to the closing date, AT&T shall enter into an agreement with the exchange agent and make available cash in an amount sufficient to permit the payment of the Merger Consideration to which the Superclick shareholders are entitled (including cash sufficient to pay cash in lieu of fractional shares of Superclick common stock).

As soon as practicable after the Effective Time, AT&T shall cause to be mailed to each holder of record of (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Superclick stock or (ii) book-entry shares that immediately prior to the Effective Time represented outstanding shares of Superclick common stock a letter of transmittal and instructions for use in effecting the surrender of the Superclick certificates or the book-entry shares in exchange for the Merger Consideration.  Upon surrender of a Superclick certificate for cancellation, receipt of an “agent’s message” by the exchange agent in the case of book-entry shares or upon delivery of an affidavit of lost certificate and an indemnity in form and substance reasonably satisfactory to AT&T to the exchange agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the exchange agent shall pay by check to each tendering holder of a Superclick certificate, book-entry share or an affidavit the Merger Consideration.  No interest will be paid or accrued on any cash payable to holders of Superclick certificates or book-entry shares.

After the Effective Time, there shall be no further registration of transfers on the stock transfer books of Superclick or its transfer agent of any shares of Superclick’s capital stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Superclick certificates, book-entry shares or affidavits for lost Superclick certificates are presented for any reason, they shall be cancelled and exchanged.

Until Superclick certificates or book-entry shares are surrendered or an affidavit with respect to any lost Superclick certificates is delivered, the certificates or book-entry shares shall be deemed to evidence ownership of the right to receive from AT&T the Merger Consideration.

Each of the exchange agent, AT&T and the surviving corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Superclick common stock such amounts as may be required to be deducted or withheld under the Internal Revenue Code of 1986, as amended or under any provision of state, local or foreign tax law or under any other applicable law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for as having been paid to the person to whom such amounts would otherwise have been paid.

None of the exchange agent, AT&T, the surviving corporation or any party hereto shall be liable to a holder of shares of Superclick common stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar applicable law.

Any portion of the exchange fund that remains undistributed to the holders of Superclick common stock for twenty-four (24) months after the Effective Time shall be delivered to AT&T or an entity designated by AT&T, upon demand.

Representations and Warranties

The merger agreement contains representations and warranties which the parties made to each other. The statements embodied in those representations and warranties were made for purposes of the contract between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the merger agreement (or other date specified in the merger agreement), may be subject to contractual standards of materiality different from those generally applicable to shareholders or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact.

Information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, and these changes may or may not be fully reflected in our public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding Superclick and the merger that is contained in this proxy statement as well as in the filings that Superclick makes and has made with the SEC. The representations and warranties contained in the merger agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this proxy statement.

In the merger agreement, Superclick made various representations and warranties that are subject, in some cases, to specified exceptions and qualifications. Superclick’s representations and warranties relate to, among other things:

•	Superclick and its subsidiaries’ organization, good standing, and qualification to do business;

•	Superclick’s capitalization, including the particular number of outstanding shares of Superclick common stock, stock options;

•	Superclick’s corporate power and authority to enter into the merger agreement and to complete the merger and the transactions contemplated by the merger agreement;

•	The execution and delivery of the merger agreement by Superclick;

•	The approval and authorization by the Superclick board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•
The absence of any violation or conflict with Superclick or its subsidiaries’ governing documents, applicable law or certain agreements as a result of the execution and delivery of the merger agreement and completion of the merger;

•
Superclick’s filings with the SEC since January 1, 2008, including financial statements, Sarbanes-Oxley certifications, absence of complaints regarding accounting practices, controls over financial reporting, and the absence of certain undisclosed liabilities;

•	Information supplied by Superclick for inclusion or incorporation by reference in this document;

•	The conduct of Superclick and its subsidiary of their operations and the absence of certain events, including a “material adverse effect” (which we define below);

•	The absence of legal proceedings and orders;

•	Superclick and its subsidiaries’ permits and compliance with applicable law;

•	Taxes;

•	Employee benefit plans and ERISA matters;

•	Employee matters;

•	The absence of related-party transactions;

•	Purchasers and suppliers of Superclick services and products;

•	Intellectual property matters;

•	Material contracts and performance of obligations thereunder;

•	Receipt by the Superclick board of directors of a fairness opinion from Vantage Point;

•	The absence of undisclosed broker’s fees; and

•	Insurance coverage

The representations and warranties of Superclick will not survive the completion of the merger or the termination of the merger agreement.

Many of Superclick’s representations and warranties are qualified by reference to a “material adverse effect” standard; that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, would reasonably be expected to have a “material adverse effect.” For purposes of the merger agreement, an “ material adverse effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, alone or together with any other state of facts, change, development, event, effect, condition, occurrence, action or omission, that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, financial condition or assets of Superclick and its subsidiaries, taken as a whole, or (ii) the ability of Superclick to consummate the transactions on a timely basis.

In no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has been, or there would reasonably be expected to be, a Superclick material adverse effect:

•	general legal, market, economic or political conditions affecting the industry in which Superclick operates;

•	changes affecting general worldwide economic or capital market conditions (including changes in interest or exchange rates);

•
the pendency or announcement of the merger agreement, including any reaction of any customer, employee, supplier, service provider, partner or other constituency to the identity of AT&T or any of the transactions;

•	any decrease in the market price or trading volume of Superclick common;

•	Superclick’s failure to meet any internal or published projections, forecasts or other predictions or published industry analyst expectations of financial performance

•	any change in GAAP that occurs or becomes effective after the date of the merger agreement

•	actions taken, or failures to take action, by Superclick or any of its subsidiaries in compliance with the express terms of this Agreement; and

•
any natural disaster, any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world.

In the merger agreement, AT&T and Merger Sub also made various representations and warranties that are subject, in some cases, to specified exceptions and qualifications.  AT&T and Merger Sub’s representations and warranties relate to, among other things:

•	AT&T and Merger Sub’s organization, good standing, and qualification to do business;

•	AT&T and Merger Sub’s corporate power and authority to enter into the merger agreement and to complete the merger and the transactions contemplated by the merger agreement;

•	the execution and delivery of the merger agreement by each of AT&T and Merger Sub;

•	the required approvals and consents of governmental entities and other persons in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement;

The representations and warranties of AT&T and Merger Sub do not survive the completion of the merger or the termination of the merger agreement.

Conduct of Superclick’s Business Pending the Merger

Under the merger agreement, Superclick has agreed that, subject to specified exceptions or unless consented to in writing by AT&T or required by applicable law, between the date of the merger agreement and the earlier of the completion of the merger and the date on which the merger agreement is terminated, Superclick will, and will cause its subsidiary to:

•	carry on their respective businesses in the ordinary course;

•	preserve intact its present business organization;

•	keep available the services of its present officers and employees;

•	preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings; and

•	promptly notify Parent of any material event involving its business, operations or financial condition.

Superclick has also agreed that, between the date of the merger agreement and the earlier of the completion of the merger and the date on which the merger agreement is terminated, subject to specified exceptions, it will not:

•
terminate, waive or fail to exercise any stock repurchase rights by which Superclick common stock may be repurchased for a per share price of less than $0.268, accelerate, amend or change the period of exercisability of options to purchase Superclick common stock or restricted Superclick common stock, or reprice any outstanding options to purchase Superclick common stock or authorize cash payments in exchange for any options to purchase Superclick common stock;

•
grant, pay or agree to grant or pay any severance (including change-of-control) or termination pay or other amounts to any employee, contractor, consultant or agent, or increase the amount of any such pay or amounts, or adopt any new severance (including change-of-control) plan;

•
transfer or license to any person or otherwise extend, amend or modify in any material respect any Superclick intellectual property rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

•
declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Superclick or split, combine or reclassify any capital stock of Superclick or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•
purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Superclick or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect;

•
issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock of Superclick, or subscriptions, rights, warrants or options to acquire any shares of capital stock of Superclick or any securities convertible into shares of capital stock of Superclick, or enter into other contracts of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Superclick common stock pursuant to the exercise of Superclick stock options outstanding;

•	cause, permit or propose any amendments to Superclick charter documents other than Superclick’s Articles of Amendment;

•
acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any person; or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business or enter into any material joint ventures, strategic relationships or alliances;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets outside of ordinary course of business consistent with past practice;

•
incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Superclick or any of its subsidiaries, enter into any “keep well” or other contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•
adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment or contractor contract or collective bargaining contract, pay any special bonus or special remuneration or offer any retention plans or payments or change-in-control plans or payments to any director, employee, contractor, consultant or agent, make any loan or provide any advance to any director, employee, contractor, consultant or agent, or increase the salaries or wage rates or fringe benefits of its directors, employees, contractors, consultants or agents other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

•	make any material capital expenditures outside of the ordinary course of business or outside of the budget previously provided to parent;

•	fail to collect account receivables and pay account payables, or to otherwise manage working capital, in the ordinary course of business consistent with past practice;

•	enter into, materially modify, amend or terminate any company material contract or waive, release or assign any material rights or claims;

•
enter into any contract with regard to the acquisition or licensing of any material intellectual property rights other than licenses, distribution contracts or other similar contracts entered into in the ordinary course of business consistent with past practice;

•	materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

•	engage in any action with the intent to directly or indirectly adversely impact any of the transactions, including with respect to any takeover statute;

•
without limiting the foregoing, take any action or fail to take any action reasonably within the Superclick’s control, that would cause any representation or warranty of Superclick to cease to be true and accurate as of the closing date as though then first made;

•
except with respect to intellectual property rights, settle any claim, suit, action, arbitration, dispute or other proceeding by making one or more payments or transferring other consideration valued in excess of $50,000; or

•	settle any claim, suit, action, arbitration, dispute or other proceeding directly or indirectly relating to any intellectual property rights.

Obligation to Call Special Meeting and Recommend the Merger Agreement

Superclick has agreed to, as promptly as practicable, and in any event not later than 30 days after the merger agreement is executed, prepare and file the proxy statement with the SEC.

The proxy statement shall include the recommendation of the Superclick board of directors in favor of, approval and adoption of the Articles of Amendment, the merger agreement and the transactions.  Superclick shall use its reasonable best efforts to cause the proxy statement to be mailed to the Superclick shareholders, as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that Superclick may commence mailing the proxy statement.

Superclick shall use its reasonable best efforts in accordance with its Articles of Incorporation and bylaws and the Act to duly call, give notice of, convene and hold a meeting of Superclick shareholders as soon as reasonably practicable following the date of mailing of the proxy statement for the purpose of obtaining the company shareholder approvals.

The notice for the Superclick shareholder meeting shall comply with the Act, including a statement of a Superclick shareholder’s right to assert dissenters’ rights under the Act and shall be accompanied by a copy of RCW 23B.13.

Superclick’s board of directors shall recommend the approval of the Articles of Amendment, the merger and the transactions at the Superclick shareholder meeting, include such recommendations in the proxy statement and use its reasonable best efforts to obtain the Superclick shareholder approvals.

In connection with the Company’s shareholder meeting, the Company shall (i) unless there has been an adverse recommendation change, use its reasonable best efforts to obtain the Company’s shareholder approvals and to solicit from the Company’s shareholders proxies in favor of the Company’s shareholder approvals, (ii) otherwise comply with all legal requirements applicable to such meeting, and (iii) cooperate and consult with the parent with respect to each of the foregoing matters.

The Articles of Amendment and merger agreement shall be submitted to the Company shareholders at the Company shareholder meeting whether or not (x) the Company’s board of directors shall have effected an adverse recommendation change or (y) any acquisition proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors.

Proxy Statement

Superclick has further agreed that no amendment or supplement to the proxy statement will be made without the approval of AT&T, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by Superclick that are incorporated by reference in the proxy statement, if any, this right of approval shall apply only with respect to information relating to AT&T or its business, financial condition or results of operations; and provided, further, that Superclick, in connection with an adverse recommendation change, may amend or supplement the proxy statement pursuant to an amendment or supplement to the proxy statement to the extent it contains (i) an adverse recommendation change, (ii) a statement of the reasons of Superclick’s board of directors for making such adverse recommendation change and (iii) additional information reasonably related to the foregoing.

Superclick will advise AT&T, promptly after it receives notice thereof, of any request by the SEC for amendment of the proxy statement.  If, at any time prior to the Effective Time, AT&T or Superclick discovers any information relating to any party, or any of their respective affiliates, officers or directors, that should be set forth in an amendment or supplement to the proxy statement, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the company shareholders.

Restrictions on Solicitation of Third Party Acquisition Proposals

After the date of the merger agreement until the completion of the merger, Superclick has agreed that it will not, and has agreed to use its reasonably best efforts to cause its representatives and the representatives of its subsidiaries not to:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any acquisition proposal;

•
enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to Superclick or afford access to the business, properties, assets, books or records of Superclick to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal;

•	make an adverse recommendation change;

•	grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Superclick;

•	approve any person as “an acquiring person” or such “person’s share acquisition” as provided in RCW 23B.19.040, or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal

Except that the above “no shop” restrictions will not prohibit the Superclick board of directors from terminating, waiving, amending or modifying any provision of, or granting permission under, any standstill, confidentiality agreement or similar contract if the Superclick board of directors determines in good faith that the failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties to Superclick shareholders under applicable law.

Notwithstanding the “no shop” restrictions described above, prior to the date on which shareholder approval for the merger is obtained, Superclick has the right to, and may authorize its representatives to, (i) engage in negotiations or discussions with any third party that has made after the date of merger agreement a superior proposal or an acquisition proposal that the Superclick board of directors determines in good faith, or is reasonably likely to result in, a superior proposal by the third party making such acquisition proposal and (ii) furnish to such third party and its representatives non-public information relating Superclick and access to its business, properties, assets, books and records pursuant to a customary confidentiality agreement (a copy of which shall be provided for informational purposes only to AT&T) with such third party with terms no less favorable to Superclick than those contained in the confidentiality agreement; and (iii) take any action required by applicable law and any action that any court of competent jurisdiction orders Superclick to take.

Superclick’s board of directors may make an adverse recommendation change following receipt of an acquisition proposal made after the execution date of the merger agreement that it determines in good faith, after consultation with its outside financial and legal advisors, constitutes a superior proposal.

In each case referred to in the foregoing clauses Superclick may take such actions only if Superclick’s board of directors determines in good faith by a majority vote, after consultation with its outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company shareholders under applicable law.

Superclick has agreed to notify AT&T orally and in writing promptly (and in any event within 24 hours) after receipt of any acquisition proposal or any request for information or inquiry which could reasonably be expected to lead to an acquisition proposal.

The notice from Superclick to AT&T must include the identity of the person making such acquisition proposal, request or inquiry and the material terms of the acquisition proposal, request or inquiry (including any material written amendments or modifications thereto). Superclick has agreed to keep AT&T reasonably informed on a current basis of any material changes with respect to such acquisition proposal, request or inquiry.

For purposes of the merger agreement, a “superior proposal” means a bonafide, unsolicited written acquisition proposal, that did not result or arise out of a violation out of the merger agreement, for all the outstanding shares of the Company common stock or substantially all the assets of the Company that the Company board of directors determines in good faith by a majority vote, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, and taking into account all the terms and conditions of the acquisition proposal, including the expected timing and likelihood of consummation in light of all technical, legal, financial, regulatory and other aspects of the acquisition proposal, any break up fees, expense reimbursement provisions, conditions to consummation and the expectation of obtaining required regulatory approvals, is more favorable to the Company shareholders, including from a financial point of view, than is provided under the merger agreement (taking into account any binding proposal by Parent to amend the terms of the merger agreement), that the Company board of directors determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part) is then fully committed or recently determined to be available by the Company board of directors.

Agreement to Use Reasonable Best Efforts and Take Further Action

Pursuant to the merger agreement, AT&T, Merger Sub, and Superclick have agreed to use their reasonable best efforts to complete, in the most expeditious manner practicable, the merger including:

•	obtaining the consents required under the merger agreement and taking all reasonable steps as may be necessary to obtain such consents;

•	obtaining all necessary approvals, consents or waivers from third parties; and

•	executing and delivering any additional instruments necessary to complete the merger and to fully carry out the purposes of the merger agreement.

AT&T, Merger Sub and Superclick will not take or agree to take any action that could reasonably be expected to result in any of the conditions to the completion of the merger described under “The Merger Agreement — Conditions to the Merger” not being satisfied or to prevent or materially delay the completion of the merger or the transactions contemplated by the merger agreement.

Superclick and AT&T have agreed to notify the other promptly (i) upon the occurrence of any event that is required to be set forth in an amendment or supplement to any antitrust filing or other filing or (ii) upon the receipt of any comments from any government officials in connection with any filing made pursuant hereto and of any request by any government officials for amendments or supplements to any antitrust filings or other filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and any government officials, on the other hand, with respect to any antitrust filing or other filing.

Employee Benefit Plans

The execution of the merger agreement and the consummation of the transaction will not constitute an event under any company employee plan, employee agreement, trust or loan that will or may result in any payment (whether of severance (including change-of-control) pay or otherwise), acceleration, forgiveness of indebtedness, extension of the exercise period, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.  No payment or benefit that will or may be made by Superclick or its affiliates with respect to any employee as a result of the transactions will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of Section 162 of the Code.

Superclick has provided AT&T with a list of the salaries and bonus arrangements and change-in-control provisions with all current employees, contractors, consultants and agents, and:

•
is in compliance in all respects with all applicable law respecting employment, employment practices, terms and conditions of employment or contracts with respect to its respective employees, contractors, consultants and agents;

•	has withheld all amounts required by law or by contract to be withheld from the wages, salaries and other payments to employees;

•
has properly classified independent contractors, consultants and agents for purposes of federal and applicable state or provincial tax laws, laws applicable to employee benefits or contracts and other applicable law;

•	is not liable for any arrears of wages, payments or any taxes or any penalty for failure to comply with any of the foregoing; and

•
is not liable for any material payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, contractors, consultants or agents.

Directors and Officers Indemnification and Insurance

For a period of six years after the closing, the surviving corporation shall indemnify and hold harmless the individuals who on or prior to the closing were officers or directors of Superclick or were serving at the request of Superclick as an officer or director of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise with respect to all acts or omissions by them in their capacities as such at any time prior to the closing to the extent provided under Superclick’s Articles of Incorporation or bylaws.

Prior to the Closing, AT&T shall purchase a “tail” officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the closing covering each such person currently covered by Superclick’s officers’ and directors’ liability insurance policy with a term of six years from the closing and on terms with respect to coverage and in amounts which are, in the aggregate, no less advantageous than those of the policy in effect on the date of the merger agreement.

In the event that the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the surviving corporation shall cause proper provision to be made so that the successors and assigns of the surviving corporation assume the indemnification and “tail” liability insurance obligations set forth above.

Other Covenants and Agreements

The merger agreement contains additional agreements among Superclick, AT&T and Merger Sub relating to, among other things:

•	Superclick providing AT&T and its representatives reasonable access to Superclick and its subsidiaries’ employees, agents, properties, books, contracts, commitments and records;

•	coordination of press releases and other public statements with respect to the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•
actions by AT&T to cause Merger Sub to fulfill its obligations under the merger agreement to complete the merger in accordance with the terms and subject to the conditions set forth in the merger agreement; and

•	ensure that, prior to the completion of the merger, Merger Sub does not conduct any business or make any investment other than as specifically contemplated by the merger agreement;

Conditions to the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law and the terms of the merger agreement) on or prior to the completion of the merger, of the following conditions:

•	Shareholder Approval. The merger agreement and the merger must have been adopted by the holders of a majority of the outstanding shares of Superclick common stock in accordance with applicable law;

•
No Injunctions or Legal Restraints. No governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, injunction, decree or other order (that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions.

AT&T’s and Merger Sub’s obligation to effect the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law and the terms of the merger agreement) by AT&T on or prior to the completion of the merger, of the following additional conditions:

•
Representations and Warranties. Each representation and warranty of Superclick contained in the merger agreement shall be true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of the date of the merger agreement and as of the closing date with the same force and effect as if made on the closing date, except that those representations and warranties which address matters only as of a particular date (other than the date of the merger agreement) shall remain true and correct in all material respects (except for any statements in a representation or warranty that expressly include a standard of materiality, which statements shall be true and correct in all respects giving effect to such standard) as of such date.  AT&T shall have received a certificate with respect to the foregoing signed on behalf of Superclick by the Chief Executive Officer or Chief Financial Officer.

•
Performance of Obligations of Superclick. Superclick must have performed or complied with, in all material respects, its obligations and covenants required to be performed or complied with by it under the merger agreement at or prior to the closing.

•	Absence of Material Adverse Effect. Since the date of the merger agreement, there must not have occurred any Superclick material adverse effect.

•
Retention, Noncompetition and Nonsolicitation Agreements; Termination of Consulting Arrangements.  Certain Superclick employees and contractors identified in the Superclick disclosure shall have executed and delivered to AT&T a retention, noncompetition and nonsolicitation agreement with Superclick (surviving company) or its affiliate; and each counterparty to Superclick in respect of the contracts or other arrangements described in the Superclick disclosure shall executed and delivered to Superclick written evidence reasonably satisfactory to Superclick  terminating such contracts and arrangements without penalty or ongoing obligation on the part of Superclick or its affiliates.

•	AT&T shall have received from Superclick a certificate signed by Sandro Natale as to compliance by Superclick with the conditions set forth in the merger agreement.

•	AT&T shall have received the written legal opinion of Vandeberg Johnson & Gandara LLP, legal counsel to the Company, dated as of the closing date.

•
All required approvals or consents of any governmental entity or other person in connection with the merger and the consummation of the other transactions shall have been obtained and become final and non-appealable.

•
Dissenting Shares.  Holders of shares of Superclick common stock that represent no greater than five percent (5%) of the outstanding shares of Superclick common stock as of the effective time shall have provided notice of intent to demand payment for such shares in accordance with RCW 23B.13. 210 prior to the closing of the merger.

The obligations of Superclick to effect the merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver at or prior to the closing of each of the following conditions:

•
Representations and Warranties.  Each representation and warranty of AT&T and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of the merger agreement and as of the closing date with the same force and effect as if made on the closing date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date.  Superclick shall have received a certificate with respect to the foregoing signed on behalf of Parent by an officer of Parent.

•
Performance of Obligations of AT&T and Merger Sub.  AT&T and Merger Sub shall have performed in all material respects all obligations required to be performed by them the merger agreement at or prior to the closing.

•	Closing Certificate. Superclick shall have received from AT&T a certificate signed by an officer of AT&T as to compliance by AT&T and Merger Sub with the conditions set forth the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the Effective Time, whether before or after the merger agreement has been approved, if applicable, by Superclick shareholder approvals:

•	by mutual written consent of AT&T, Merger Sub and Superclick;

•
by either AT&T or Superclick if the merger has not been consummated by the date that is nine months after the date of the merger agreement, unless the failure to consummate the merger is a result of the negligence or willful failure or refusal to perform or observe in any material respect the covenants and agreements hereunder by the party seeking to terminate the merger agreement;

•
by either AT&T or Superclick if any government entity of competent jurisdiction enacts, issues, promulgates, enforces or enters a law, statute, ordinance, rule, regulation, judgment, injunction, decree or other order permanently restraining, enjoining or otherwise prohibiting consummation of the merger or the other transactions which shall become final and non-appealable; provided, that the party seeking to terminate the agreement used its best efforts to prevent the entry of and to remove such order;

•
by either AT&T or Superclick if upon a vote at the Superclick shareholder meeting, the Superclick shareholder requisite approvals shall not have been obtained, unless the failure to obtain such shareholder approval is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement;

•
by AT&T if at any time prior to the Effective Time (i) the Superclick board of directors shall have effected an adverse recommendation change or (ii) shall have entered into, or publicly announced its intention to enter into, an acquisition proposal;

•
by AT&T if Superclick breaches or fails to perform in any respect any of its representations, warranties, covenants or other agreements contained in the merger agreement which breach or failure to perform would give rise to the failure of a condition set forth in the merger agreement and is incapable of being cured within sixty (60) calendar days after written notice of such breach has been given by AT&T to Superclick;

•	by AT&T if Superclick breaches or fails to perform in any respect any of its covenants or other agreements contained the merger agreement;

•
by the Superclick if AT&T or Merger Sub breaches or fails to perform in any respect any of their respective representations, warranties, covenants or other agreements contained in the merger agreement, without having been cured after sixty calendar days after having been notified in writing by Superclick upon discovery;

The party desiring to terminate the merger agreement is required to give written notice of such termination to the other party.

Termination Fees and Expenses

All fees and expenses incurred by the parties to the merger agreement in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is completed. Superclick is obligated to pay a $500,000 termination fee to AT&T if the merger agreement is terminated under any of the following circumstances:

•	the Company’s board of directors shall have made an adverse recommendation change or the Company shall have entered into, or have publicly announced its intention to enter an acquisition proposal
•
the Company breaches or fails to perform in any respect any of its representations and warranties in the merger agreement, which breach or failure to perform would give rise to the failure of a condition set forth in the agreement to close and such breach is incapable of being cured or has not been cured by the Company within sixty (60) calendar days after notice by AT&T to the Company; or

•	the Company breaches or fails to perform any of its covenants or other agreements with respect to its no solicitation obligations under the merger agreement.

If the merger agreement is terminated (solely with respect to the failure to obtain the Superclick shareholder approvals), and if within nine (9) months following such termination of the merger agreement, Superclick shall have entered into a definitive contract with respect to or recommended to the Superclick shareholders an acquisition proposal or an acquisition proposal shall have been consummated, then Superclick shall pay the Termination Fee to AT&T concurrently with the earlier of the consummation of such acquisition proposal or the execution of such contract, as applicable; provided, however, that for purposes of Section 8.3(a)(ii) of the merger agreement, each reference in the definition of acquisition proposal to ten percent (10%) shall be deemed to be forty percent (40%).

Amendment and Waiver

The merger agreement may be amended, modified or supplemented by a written instrument signed by Superclick, AT&T and Merger Sub at any time before or after Superclick shareholders have approved the merger agreement; provided, after any such approval, no amendment shall be made which by law or in accordance with the rules of the OTCBB or any relevant stock exchange requires further approval by such shareholders without such further shareholder approval.

At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Any delay in exercising any right under the merger agreement shall not constitute a waiver of such right.

VOTING AGREEMENT

On September 23, 2011, Sandro Natale, Paul Gulyas, George Vesnaver, Ronald Fon, Enrico Demarin and Jean Perrotti (“Voting Shareholders”) entered into a voting agreement with Company and AT&T. The following summary describes certain material provisions of the voting agreement and is qualified in its entirety by reference to the voting agreement, a copy of the form of which is attached to this proxy statement as Annex C and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that may be important to you. We encourage you to read the voting agreement carefully and in its entirety.

Agreement to Vote and Irrevocable Proxy

Under the voting agreements, the Voting Shareholders agreed to vote all of their shares of Superclick common stock (representing approximately 9.7% of the outstanding shares of Superclick common stock as of November 25, 2011, the record date established for the special meeting, in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement at any meeting of, or in connection with any proposed action by written consent of, Superclick shareholders at or in connection with which any of Superclick shareholders vote or execute consent with respect to the approval and adoption of the merger agreement or the transactions contemplated by the merger agreement.

Each of the Voting Shareholders also agreed, while the voting agreements remain in effect and subject to certain exceptions, to:

•	appear at each such meeting or otherwise cause the covered shares to be counted as present for purposes of calculating a quorum;

•
vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the covered shares (i) in favor of the adoption of the Amendment of the Articles of Incorporation, the merger agreement and the transactions and any other action reasonably requested by AT&T in furtherance thereof, submitted for the vote or written consent of shareholders; (ii) against any action or agreement submitted for the vote or written consent of shareholders that is in opposition to, or competitive or materially inconsistent with, the transactions or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Superclick contained in the merger agreement, or of the Voting Shareholder contained in the voting agreement; and (iii) against any acquisition proposal and against any other action, agreement or transaction submitted for the vote or written consent of shareholders that would likely be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the transactions or the performance by Superclick of its obligations under the merger agreement or by Voting Shareholder of its obligations under the voting agreement; and

•
not enter into at any time while the voting agreement remains in effect, any voting agreement or voting trust with respect to the covered shares, not grant at any time while the voting agreement remains in effect, a proxy, consent or power of attorney with respect to the covered shares and not knowingly take any action that would make any representation or warranty of the Voting Shareholder untrue or incorrect or have the effect of preventing or disabling the Voting Shareholder from performing any of its obligations under the Voting Agreement.

In connection with the foregoing voting covenants and to secure their duties under the voting agreement, each of the Voting Shareholders irrevocably appointed an officer of AT&T and any designee of AT&T, and each of them individually, as such Voting Shareholder’s proxy and attorney-in-fact, with full power of substitution and re-substitution, to vote or execute consents, with respect to the shares of Superclick common stock owned by such Voting Shareholder. The proxy and power of attorney granted is irrevocable during the period beginning on September 23, 2011 and ending on the earliest to occur of:

•	the completion of the merger; or

•	the termination of the merger agreement in accordance with its terms.

Transfer Restrictions

A Voting Shareholder will not, during the term of the voting agreement: (i) transfer any of the covered shares, beneficial ownership thereof or any other interest therein unless such transfer is a permitted transfer; (ii) enter into any agreement, arrangement or understanding with any person, or take any other action, that violates or conflicts with the Voting Shareholder’s representations, warranties, covenants and obligations under the voting agreement; or (iii) take any action that would restrict or otherwise affect the Voting Shareholder’s legal power, authority and right to comply with and perform its covenants and obligations under the merger agreement.

“No Shop” Obligations

Neither the Voting Shareholders, nor any of their affiliates shall, nor shall any of their affiliates authorize or permit any of their representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission or announcement of any acquisition proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Superclick or any of its subsidiaries or afford access to the business, properties, assets, books or records of Superclick to otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Superclick or (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal.

The Voting Shareholders will notify AT&T within 24 hours after receipt in writing of: (i) the number of any additional shares of common stock or other securities of Superclick of which the Voting Shareholder acquires beneficial ownership on or after the date hereof; (ii) any inquiries or proposals which are received by, any information which is requested from, or any negotiations or discussions which are sought to be initiated or continued with, the Voting Shareholders or any affiliates with respect to any acquisition proposal or any other matter referred to including the material terms thereof and the identity of such person(s) making such inquiry or proposal, requesting such information or seeking to initiate or continue such negotiations or discussions, as the case may be; and (iii) any proposed permitted transfers of the covered shares, beneficial ownership thereof or other interest therein.

Termination

The voting agreement shall remain in effect until the earliest to occur of: (i) the closing; (ii) the date of termination of the merger agreement in accordance with its terms; and (iii) the delivery of written notice of termination by the Voting Shareholders to AT&T following any amendment to the merger agreement to decrease the Merger Consideration or otherwise alter the merger agreement in a manner adverse to the Voting Shareholders in any material respect unless such amendment has been consented to by the Voting Shareholder in writing prior to such amendment, and after the occurrence of such applicable event the Voting Agreement shall terminate and be of no further force.

LITIGATION

Superclick, its board of directors, AT&T, and Merger Sub are named as defendants in two putative class action lawsuits brought by alleged Superclick shareholders challenging Superclick’s proposed merger with AT&T.  The action called Synatowicz v. Superclick, Inc., et al. was filed in the Superior Court of the State of Washington for King County on October 4, 2011, Case No. 11-2-34471-1 SEA.  The action called Talarico v. Superclick, Inc., et al. was filed in the Superior Court of the State of Washington for Thurston County on October 6, 2011, Case No. 11-2-02154-5.  The action called Grant v. Natale, et al., was filed in the Superior Court for the State of Washington for King County on October 24, 2011, Case No. 11-2-36495-0.  The action called Foster v. Natale, et al., was filed in the Superior Court of the State of Washington for King County on November 1, 2011, Case No. 11-2-377765-2.  All four actions generally allege, among other things, that each member of the Superclick board of directors breached fiduciary duties to Superclick and its shareholders by authorizing the sale of Superclick to AT&T for consideration that allegedly does not maximize value to Superclick shareholders. The complaints also alleges that AT&T and Superclick aided, abetted and participated in the breaches of fiduciary duty allegedly committed by the members of the Superclick board of directors. These shareholder lawsuits seek equitable relief, including to enjoin the defendants from consummating the merger on the agreed-upon terms. Plaintiffs in the Thurston County action have agreed to stay that action in favour of the King County actions.  Plaintiffs in the three King County actions have stipulated to consolidate those actions.  For the reasons stated elsewhere in this proxy statement, Superclick and its board of directors believe that the consideration to be paid by AT&T is fair to Superclick’s shareholders and, therefore, that the allegations in this lawsuit lack merit.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Superclick common stock whose shares are exchanged for the Merger Consideration in the merger. This discussion is for general information only and is not tax advice. This discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to Superclick shareholders. This discussion is based on the provisions of the Code, applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences described herein.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Superclick common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof (or the District of Columbia);

•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

This discussion assumes that a U.S. holder holds its shares of Superclick common stock as a capital asset, within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a Superclick shareholder in light of its particular circumstances, or that may apply to Superclick shareholders that are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), financial institutions, mutual funds, subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, holders that are not U.S. holders, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, persons who hold shares of Superclick common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, persons who acquired their shares of Superclick common stock through the exercise of options or other compensation arrangements, persons who exercise statutory dissenters’ rights or persons whose ability to sell their Superclick common stock is limited by SEC Rule 144. In addition, this discussion does not address any aspect of state, local, foreign, estate, gift or other tax law that may apply to Superclick shareholders. The U.S. federal income tax consequences described below are not intended to constitute a complete description of all tax consequences relating to the merger. Superclick shareholders are urged to consult their own tax advisors to determine the tax consequences to them of, including the application and effect of any U.S. federal, state, local and foreign income, estate, gift and other tax laws to, the receipt of cash, in exchange for Superclick common stock pursuant to the merger.

If any entity that is treated as a partnership for U.S. federal tax purposes holds Superclick common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes and that entity holds shares of Superclick common stock, you should consult your tax advisor.

The receipt by a U.S. holder of cash, in exchange for shares of Superclick common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, and foreign income or other tax laws). For U.S. federal income tax purposes, a U.S. holder of Superclick common stock generally will recognize capital gain or loss at the time of the merger equal to the difference, if any, between:

•	the sum of (1) the amount of cash received by the U.S. holder in exchange for such Superclick common stock; and

•	the U.S. holder’s adjusted tax basis in such Superclick common stock.

Such gain or loss generally will be long-term capital gain or loss provided the U.S. holder’s holding period for the Superclick common stock surrendered in the merger exceeds one year as of the date of the merger. In general, long-term capital gain of individuals currently is subject to U.S. federal income tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations under the Code. The amount and character of gain or loss must be determined separately for each block of Superclick common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for the Merger Consideration in the merger.

Under the Code, consideration received in the merger by a U.S. holder may be subject to U.S. information reporting and backup withholding. Backup withholding (currently at a rate of 28%) will apply with respect to the amount of cash received by a non-corporate U.S. holder, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner.

TAX MATTERS CAN BE COMPLICATED.  THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. SUPERCLICK SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE, GIFT AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

RIGHTS OF SHAREHOLDERS TO DISSENT

Under the RCW 23B.13, holders of Superclick common stock who do not wish to accept the Merger Consideration have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Superclick common stock together with a fair rate of interest,. These rights are known as dissenters’ rights. Shareholders may only exercise these dissenters’ rights by strictly complying with the provisions of RCW 23B.13, which is attached to this proxy statement as Annex F.

The following is intended as a brief summary of the material provisions of the Act required to be followed by a shareholder in order to dissent from the merger and perfect its dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to RCW 23B.13.  Failure to precisely follow any of the statutory procedures set forth in RCW 23B.13 may result in a termination or waiver of your dissenters’ rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that holders of Superclick common stock exercise their dissenters’ rights.

Superclick is required to send a notice of the meeting including a statement of dissenters’ rights to each of its shareholders not less than 20 days prior to the special meeting. This proxy statement constitutes the meeting notice and the notice to Superclick shareholders of the availability of dissenters’ rights in connection with the merger in compliance with the requirements of RCW 23B.13. If you wish to consider exercising your dissenters’ rights, you should carefully review the text of RCW 23B.13 contained in Annex F to this proxy statement because failure to timely and properly comply with the requirements of RCW 23B.13 will result in the loss of your dissenters’ rights under Washington law.

If proposed corporate action creating dissenters' rights under RCW 23B.13 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote has been taken notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed corporate action is effected, and (b) not vote such shares in favor of the proposed corporate action.

If proposed corporate action creating dissenters' rights under RCW 23B.13 is submitted for approval without a vote of the shareholders in accordance with RCW 23B.07.040, a shareholder who wishes to assert dissenters' rights must not execute the consent or otherwise vote such shares in favor of the proposed corporate action.

A shareholder who does not satisfy these requirements is not entitled to payment for the shareholder's shares under RCW 23B.13.

If proposed corporate action creating dissenters' rights under RCW 23B.13 is approved at a shareholders' meeting, the corporation shall within ten days after the effective date of the corporate action deliver to all shareholders who satisfied the requirements of RCW 23B.13 the notice described below.

The notice must:

•	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

•
Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

•	Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice is delivered; and

•	Be accompanied by a copy of RCW 23B.13.

(If proposed corporate action creating dissenters' rights under RCW 23B.13 is approved without a vote of shareholders, the corporation shall deliver such notice to shareholders who satisfied the applicable requirements of RCW 23B. 13).

A shareholder sent a notice; must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice and deposit the shareholder's certificates, all in accordance with the terms of the notice.

The shareholder who demands payment and deposits the shareholder's share certificates retains all other rights of a shareholder until the proposed corporate action is effected. A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder's shares.

Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder’s shares, plus accrued interest.

The payment must be accompanied by:

•
Superclick’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholder’s equity for that year, and the latest available interim financial statements, if any;

•	An explanation of how Superclick estimated the fair value of the shares;

•	An explanation of how the interest was calculated;

•	A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

•	A copy of Chapter 23B.13.

If Superclick does not effect the proposed corporate action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

If after returning deposited certificates and releasing transfer restrictions, Superclick wishes to effect the proposed corporate action, it must send a new dissenters' notice under RCW 23 B.13and repeat the payment demand procedure.

Superclick may elect to withhold payment required by RCW 23B.13 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action. To the extent Superclick elects to so withhold payment, after the effective date of the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. Superclick shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.

A dissenter may deliver a notice to Superclick informing it of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13, or reject Superclick’s offer under RCW 23B.13 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

•	The dissenter believes that the amount paid under RCW 23B.13 or offered under RCW 23B.13 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

•	Superclick fails to make payment under RCW 23B.13 within sixty days after the date set for demanding payment; or

•
Superclick does not effect the proposed corporate action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

A dissenter waives such right to demand payment unless the dissenter notifies the corporation of the dissenter's demand under RCW 23B.13.280(1) within thirty days after Superclick made or offered payment for the dissenter's shares.

If a demand for payment under RCW 23B.13 remains unsettled, Superclick shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If Superclick does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

Superclick shall commence the proceeding in the superior court of the county where its registered office is located.  Superclick shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

Superclick may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of Superclick, complied with the provisions of RCW 23B.13. If the court determines that such shareholder has not complied with the provisions of RCW 23B.13, the shareholder shall be dismissed as a party.

The jurisdiction of the court in which the proceeding is commenced under RCW 23B.13 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by Superclick, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which Superclick elected to withhold payment under RCW 23B.13.

The court in a proceeding commenced under RCW 23B.13 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against Superclick, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment RCW 23B.13.

The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

•	Against Superclick and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13; or

•
Against either Superclick or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by RCW 23B.13.

•
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Superclick, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

All notices of intent to demand payment and payment demands and other communications should be addressed to Superclick, Inc., 300-10222 St. Michel, Montreal, Quebec Canada H1H 5H1, Attention: Corporate Secretary, and should be executed by, or on behalf of, the record holder of shares of Superclick common stock. ALL NOTICES OF INTENT TO DEMAND PAYMENT MUST BE RECEIVED BY SUPERCLICK BEFORE THE VOTE ON THE MERGER AT THE SPECIAL MEETING AT 10:00 A.M. LOCAL TIME ON WEDNESDAY, JANUARY 18, 2012.

Proposal 3

Advisory Vote On Golden Parachutes

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an advisory, non-binding basis, the “golden parachute” compensation arrangements for our named executive officers, as disclosed in the section of this proxy statement entitled “The Merger—Interests of Superclick’s Executive Officers and Directors in the Merger” at page 40.

We are asking our shareholders to indicate their approval of the various change of control payments which our named executive officers will or may be eligible to receive in connection with the merger. These payments are set forth in the table entitled “Golden Parachute Compensation” under the section of this proxy statement entitled “The Merger—Interests of Superclick’s Executive Officers and Directors in the Merger” and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of Superclick’s overall compensation program for its named executive officers, which has been disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of Superclick’s board of directors, which is comprised solely of non-management directors, and are believed to be reasonable and competitive with the arrangements being offered by other U.S.-based, general diversified manufacturing companies with similar domestic and international sales and industries.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED FURTHER, that the shareholders of the Company approve, on a non-binding, advisory basis, the golden parachute compensation which may be paid to certain of the Company’s named executive officers in connection with the merger.”

Shareholders should note that this non-binding proposal regarding golden parachute compensation is merely an advisory vote that will not be binding on Superclick or Parent, their boards of directors or the compensation committees of Superclick or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the various change of control payments in accordance with the terms or conditions applicable to those payments.

Approval of the non-binding proposal regarding certain merger-related executive compensation arrangements requires an affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal, and actually voting on the proposal, assuming a quorum is present.  For the non-binding proposal regarding certain merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and properly executed broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the special meeting. The failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the non-binding proposal regarding certain merger-related executive compensation arrangements. No proxy that is specifically marked against adoption of the merger agreement will be voted FOR the non-binding proposal, unless it is specifically marked “FOR” the non-binding proposal.

Proposal 4

Adjournment Of The Special Meeting

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve any adjournments of the special meeting if there are not sufficient votes to approve and adopt the merger agreement at the time of the special meeting or any adjournment or postponement of that meeting. Even though a quorum may be present at the special meeting or any such adjournment or postponement, it is possible that we may not have received sufficient votes to approve and adopt the merger agreement by the time of the special meeting or such adjournment or postponement. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to adopt the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal and actually voting on the proposal.

To allow the proxies that have been received by us at the time of the special meeting to be voted for an adjournment, if determined necessary or appropriate by Superclick, we are submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration.  Our board of directors recommends that you vote “FOR” the adjournment proposal so that proxies may be used for that purpose, should it become necessary or appropriate. Properly executed proxies will be voted “FOR” the adjournment proposal, unless otherwise indicated on the proxies. If the special meeting is adjourned for 30 days or less, we are not required to give notice of the time and place of the adjourned meeting unless our board of directors fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval and adoption of the merger agreement proposal in the event that there are insufficient votes to approve and adopt that proposal. Our board of directors retains full authority to the extent set forth in our bylaws and Washington law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any of our shareholders.

SHAREHOLDER PROPOSALS

If the merger is completed, Superclick will have no public shareholders and no public participation in any of its future shareholder meetings. If the merger is not completed, Superclick shareholders will continue to be entitled to attend and participate in Superclick shareholders meetings and Superclick will hold an annual meeting of shareholders in 2012.

Notice of any proposal of a shareholder of Superclick intended to be included in Superclick’s proxy statement and form of proxy relating to its 2012 annual meeting of shareholders (i.e., Superclick’s next annual meeting) must have been received in writing by Superclick’s Corporate Secretary at 10222 St. Michel, Montreal, Quebec H1H 5H1, by December 18, 2011.

Any other proposal that a shareholder wishes to have considered at the 2012 annual meeting of Superclick shareholders, and for any nomination of a person for election to the Superclick board of directors at the 2012 annual meeting of Superclick shareholders, Superclick must have received written notice of such proposal or nomination by December 18, 2011.

Proposals and nominations that are not received by the dates specified above will be considered untimely. In addition, proposals and nominations must comply with Washington law, Superclick’s bylaws and the rules and regulations of the SEC.

You may contact the Corporate Secretary, at Superclick, Inc., 10222 St. Michel, Montreal, Quebec H1H 5H1, for a copy of the relevant bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Parent has supplied all information contained in this proxy statement relating to Parent and Merger Sub, and we have supplied all such information relating to us and the merger.

Our shareholders should not send in their certificates for our common stock until they receive the transmittal materials from the paying agent. Our shareholders of record who have further questions about their share certificates or the exchange of our common stock for cash following the completion of the merger should call the paying agent, whose contact information will be included in the letter of transmittal.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 29, 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary.

Annex A

Agreement and Plan of Merger

Annex B

Proposed Amendment to the Articles of Incorporation

Annex C

Voting Agreement

Annex D

Executive Retention, Non-Competition and Non-Solicitation Agreement

Annex E

Opinion of Vantage Point Advisors

Annex F

Washington Business Corporations Act, RCW 23B.13